Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

YADKIN FINANCIAL CORPORATION,

VANTAGESOUTH BANCSHARES, INC., AND

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

DATED AS OF JANUARY 27, 2014

i

3.28	Opinion of Financial Advisor	27
3.29	Disaster Recovery and Business Continuity	27
3.30	Yadkin Information	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF VANTAGE		27
4.1	Corporate Organization	27
4.2	Capitalization	28
4.3	Authority; No Violation	29
4.4	Consents and Approvals	30
4.5	Reports; Regulatory Matters	30
4.6	Financial Statements	32
4.7	Broker’s Fees	33
4.8	Absence of Certain Changes or Events	34
4.9	Legal Proceedings	34
4.10	Taxes and Tax Returns	35
4.11	Employee Matters	35
4.12	Compliance with Applicable Law	40
4.13	Certain Contracts	40
4.14	Risk Management Instruments	41
4.15	Investment Securities and Commodities	41
4.16	Loan Portfolio	41
4.17	Property	42
4.18	Insurance	43
4.19	Intellectual Property	43
4.20	Environmental Liability	43
4.21	Leases	44
4.22	Privacy of Customer Information	44
4.23	Bank Secrecy Act; Patriot Act; Money Laundering	44
4.24	CRA Compliance	44
4.25	State Takeover Laws	45
4.26	Reorganization; Approvals	45
4.27	Transactions with Affiliates	45
4.28	Opinion of Financial Advisor	45
4.29	Disaster Recovery and Business Continuity	45
4.30	Vantage Information	45
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PIEDMONT		45
5.1	Corporate Organization	45
5.2	Capitalization	46
5.3	Authority; No Violation	46
5.4	Consents and Approvals	47
5.5	Reports; Regulatory Matters	48
5.6	Legal Proceedings	48
5.7	Taxes and Tax Returns	48
5.8	Compliance with Applicable Law	49
5.9	Certain Contracts	49
5.10	Piedmont Information	50
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		50
6.1	Conduct of Business Before the Effective Time	50

6.2	Yadkin Forbearances	50
6.3	Vantage Forbearances	53
6.4	Piedmont Forbearances	56
ARTICLE VII ADDITIONAL AGREEMENTS		58
7.1	Regulatory Matters	58
7.2	Access to Information; Confidentiality	58
7.3	Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings	59
7.4	NYSE Listing	61
7.5	Employee Matters	61
7.6	Indemnification; Directors’ and Officers’ Insurance	63
7.7	Additional Agreements	63
7.8	Advice of Changes	64
7.9	No Solicitation by Yadkin	64
7.10	No Solicitation by Vantage	67
7.11	Corporate Governance	69
7.12	Restructuring Efforts	70
7.13	Reasonable Best Efforts; Cooperation	70
7.14	Exemption from Liability Under Section 16(b)	70
7.15	Vantage Offering	71
7.16	Piedmont Matters	71
7.17	Form S-8	71
ARTICLE VIII CONDITIONS PRECEDENT		71
8.1	Conditions to Each Party’s Obligation To Effect the Mergers	71
8.2	Conditions to Obligations of Vantage	72
8.3	Conditions to Obligations of Yadkin	72
8.4	Conditions to Obligations of Piedmont	73
ARTICLE IX TERMINATION AND AMENDMENT		74
9.1	Termination	74
9.2	Effect of Termination	76
9.3	Amendment	78
9.4	Extension; Waiver	78
ARTICLE X GENERAL PROVISIONS		79
10.1	Closing	79
10.2	Standard	79
10.3	Nonsurvival of Representations, Warranties and Agreements	79
10.4	Notices	79
10.5	Interpretation	80
10.6	Counterparts	81
10.7	Entire Agreement	81
10.8	Governing Law; Jurisdiction	81
10.9	Publicity	81
10.10	Assignment; Third-Party Beneficiaries	81
10.11	Enforcement	82

Defined Term	Section
Acceptable Vantage Confidentiality Agreement	7.10(b)
Acceptable Yadkin Confidentiality Agreement	7.9(b)
Agreement	Preamble
Bank Merger	1.1(c)
Bank Secrecy Act	3.23
Benefit Plan	10.10(b)
BHC Act	3.1(b)
Certificate	1.4(e)
Certificates of Merger	1.2
Claim	7.6(a)
Closing	10.1
Closing Date	10.1
COBRA	3.11(c)
Code	Recitals
Contingent Shares	1.4(g)
Covered Employees	7.5(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
Dissenter Shares	1.4(d)
Effective Time	1.2
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Expense Reimbursement	8.3(b)
Fair Credit Reporting Act	3.22
FDIC	3.1(d)
FFIEC	3.29
Federal Reserve Board	3.4
Form S-4	4.4
GAAP	3.1(c)
Governmental Entity	3.4
Gramm-Leach-Bliley Act	3.22
Holdback Shares	1.4(g)
IIPI	3.22
Indemnified Parties	7.6(a)
Injunction	8.1(d)
Intellectual Property	3.19
IRS	3.10(a)
Joint Proxy Statement	7.3(a)
Knowledge	10.5
Liens	3.2(b)
Material Adverse Effect	3.8(a)
Materially Burdensome Regulatory Condition	7.1(b)
Mergers	Recitals
NCBCA	1.1(a)
NYSE MKT	4.4
Other Regulatory Approvals	3.4
Party(ies)	Preamble
Patriot Act	3.23
Permitted Encumbrances	3.17
Person	10.5

Defined Term	Section
Phantom Plan	1.4(g)
Piedmont	Preamble
Piedmont Board	Recitals
Piedmont Bylaws	5.1(b)
Piedmont Capitalization Date	5.2(a)
Piedmont Cash Merger Consideration	1.4(d)
Piedmont Certificate	5.1(b)
Piedmont Common Stock	1.4(d)
Piedmont Common Stock Merger Consideration	1.4(d)
Piedmont Contingent Shares Merger Consideration	1.4(d)
Piedmont Contract	5.9(a)
Piedmont Disclosure Schedule	Article V
Piedmont Exchange Ratio	1.4(d)
Piedmont Merger	Recitals
Piedmont Merger Consideration	1.4(d)
Piedmont Preferred Stock	5.2(a)
Piedmont Regulatory Agreement	5.5(b)
Piedmont Stockholders	1.4(g)
Piedmont Stockholder Approval	7.3(d)
Piedmont Stockholder Meeting	7.3(d)
Policies, Practices and Procedures	3.15(b)
Registration Statement	7.3
Regulatory Agencies	3.5(a)
Sarbanes-Oxley Act	3.5(c)
SEC	3.5(a)
Section 409(A)	3.11(m)
Securities Act	3.2(a)
SERP	3.11(c)
SRO	3.4
Subsidiary	3.1(c)
Subsidiary Plan of Merger	1.1(c)
Surviving Bank	Recitals
Surviving Corporation	Recitals
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Date	9.1
Trust	1.4(g)
Trust Account Common Shares	1.4(b)
Trust Agreement	1.4(g)
Vantage	Preamble
Vantage Acquisition Agreement	7.10(d)
Vantage Adverse Recommendation Change	7.10(d)
Vantage Bank	Recitals
Vantage Benefit Plans	4.11(a)
Vantage Board	Recitals
Vantage Bylaws	4.1(b)
Vantage Capitalization Date	4.2(a)
Vantage Certificate	4.1(b)
Vantage Common Stock	1.4(b)
Vantage Common Stock Merger Consideration	1.4(c)
Vantage Contract	4.13(a)
Vantage Disclosure Schedule	Art. IV
Vantage Exchange Ratio	1.4(c)
Vantage Expense Reimbursement	9.2(a)

v

Defined Term	Section
Vantage Leased Properties	4.17
Vantage Loans	4.16(a)
Vantage Merger	Recitals
Vantage Offering	7.15
Vantage Options	1.5(b)
Vantage Owned Properties	4.17
Vantage Policies	4.18
Vantage Preferred Stock	4.2(a)
Vantage Property Lease	4.21
Vantage Real Property	4.17
Vantage Regulatory Agreement	4.5(b)
Vantage Requisite Regulatory Approvals	4.4
Vantage SEC Reports	4.5(c)
Vantage Stockholders	7.3(a)
Vantage Stockholder Approval	7.3(c)
Vantage Stockholder Meeting	7.3(c)
Vantage Stock Plans	1.5(a)
Vantage Subsidiary	3.1(c)
Vantage Superior Proposal	7.10(h)
Vantage Takeover Proposal	7.10(g)
Vantage Termination Fee	9.2(a)
VantageSouth Holdings Cash Merger Consideration	1.4(d)
VSH	6.4(i)
Yadkin	Preamble
Yadkin Adverse Recommendation Change	7.9(d)
Yadkin Acquisition Agreement	7.9(d)
Yadkin Articles	3.1(b)
Yadkin Bank	Recitals
Yadkin Benefit Plans	3.11(a)
Yadkin Board	Recitals
Yadkin Bylaws	3.1(b)
Yadkin Capital Stock	3.2(a)
Yadkin Capitalization Date	3.2(a)
Yadkin Common Stock	1.4(a)
Yadkin Contract	3.13(a)
Yadkin Disclosure Schedule	Art. III
Yadkin Expense Reimbursement	9.2(a)
Yadkin Leased Properties	3.17
Yadkin Loans	3.16(a)
Yadkin Non-Voting Common Stock	3.2(a)
Yadkin Owned Properties	3.17
Yadkin Policies	3.18
Yadkin Preferred Stock	3.2(a)
Yadkin Real Property	3.17
Yadkin Regulatory Agreement	3.5(b)
Yadkin Requisite Regulatory Approvals	3.4
Yadkin SEC Reports	3.5(c)
Yadkin Series T Preferred Stock	3.2(a)
Yadkin Series T-ACB Preferred Stock	3.2(a)
Yadkin Shareholders	7.3(a)
Yadkin Shareholder Approval	7.3
Yadkin Shareholder Meeting	7.3

Defined Term	Section
Yadkin Subsidiary	3.1(c)
Yadkin Superior Proposal	7.9(h)
Yadkin Takeover Proposal	7.9(g)
Yadkin Termination Fee	9.2(a)

Schedule of Exhibits

Exhibit A	-	Form of Subsidiary Plan of Merger

Exhibit B	-	Form of Support Agreements

Exhibit C	-	Form of Piedmont Stockholders’ Agreement

Exhibit D	-	Form of Registration Rights Agreement

Exhibit E	-	Form of Trust Agreement

Exhibit F	-	Form of Bylaw Amendment

Exhibit G	-	Form of Operating Committee Charter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of January 27, 2014 (this “Agreement”), by and among Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), VantageSouth Bancshares, Inc., a Delaware corporation (“Vantage”), and Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Piedmont”). Each of Vantage, Yadkin and Piedmont are referred to herein as a “Party” and, together, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Yadkin, Vantage and Piedmont have determined that it is in the best interests of their respective companies and their shareholders or stockholders, as applicable, to consummate the strategic business combination transactions provided for in this Agreement in which (i) Vantage will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Yadkin (the “Vantage Merger”), so that Yadkin is the surviving corporation in the Vantage Merger, with the name of the surviving corporation to be Yadkin Financial Corporation (sometimes referred to in such capacity as the “Surviving Corporation”); and (ii) Piedmont will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Yadkin (the “Piedmont Merger,” and, together with the Vantage Merger, the “Mergers”), so that Yadkin is the surviving corporation in the Piedmont Merger, with the name of the surviving corporation to be Yadkin Financial Corporation (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Boards of Directors of Yadkin, Vantage and Piedmont (the “Yadkin Board”, the “Vantage Board” and the “Piedmont Board”, respectively) have unanimously adopted this Agreement and the transactions contemplated hereby, including, respectively, the Vantage Merger and the Piedmont Merger, as applicable, and have resolved to recommend that, respectively, the shareholders of Yadkin and the stockholders of each of Vantage and Piedmont approve this Agreement and the transactions contemplated hereby, including, respectively, the Vantage Merger and the Piedmont Merger;

WHEREAS, it is intended that, immediately following the Vantage Merger, or as soon as is practicable thereafter, VantageSouth Bank, a North Carolina banking corporation (“Vantage Bank”), will be merged with and into Yadkin Bank, a North Carolina banking corporation (“Yadkin Bank”) so that Yadkin Bank is the surviving bank in the Merger (“Surviving Bank”);

WHEREAS, for federal income Tax purposes, it is intended that the Vantage Merger and the Piedmont Merger shall qualify as reorganizations under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Vantage Merger and the Piedmont Merger and also to prescribe certain conditions to the Vantage Merger and the Piedmont Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers.

(a) Subject to the terms and conditions of this Agreement, in accordance with Delaware General Corporation Law (“DGCL”) and the North Carolina Business Corporation Act (the “NCBCA”), at the Effective Time Vantage shall merge with and into Yadkin. Yadkin, under the name of Yadkin Financial Corporation, shall be the Surviving Corporation in the Vantage Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Vantage shall cease.

(b) Subject to the terms and conditions of this Agreement, in accordance with DGCL and the NCBCA, at the Effective Time Piedmont shall merge with and into Yadkin. Yadkin, under the name of Yadkin Financial Corporation, shall be the Surviving Corporation in the Piedmont Merger and shall continue its corporate existence under the laws of the State of North Carolina. As of the Effective Time, the separate corporate existence of Piedmont shall cease.

(c) Immediately following the Effective Time, Vantage Bank will merge with and into Yadkin Bank, a wholly owned subsidiary of Yadkin (the “Bank Merger”). Yadkin Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence, and, following the Bank Merger, the separate corporate existence of Vantage Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in the form attached hereto as Exhibit A (the “Subsidiary Plan of Merger”), with such changes thereto as Vantage and Yadkin may mutually agree upon. In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (i) Yadkin shall cause Yadkin Bank to approve the Subsidiary Plan of Merger; (ii) Yadkin, as the sole shareholder of Yadkin Bank, shall approve the Subsidiary Plan of Merger; (iii) Yadkin shall cause the Subsidiary Plan of Merger to be duly executed by Yadkin Bank and delivered to Vantage; (iv) Vantage shall cause Vantage Bank to approve the Subsidiary Plan of Merger; (v) Vantage, as the sole shareholder of Vantage Bank, shall approve the Subsidiary Plan of Merger; and (vi) Vantage shall cause Vantage Bank to duly execute and deliver the Subsidiary Plan of Merger to Yadkin.

1.2 Effective Time. Each of the Vantage Merger and the Piedmont Merger shall become effective as set forth in the certificates of merger (the “Certificates of Merger”) that shall be filed with the Delaware Secretary of State and the North Carolina Secretary of State, respectively, on the Closing Date. The term “Effective Time” shall be the date and time when the Vantage Merger and the Piedmont Merger become effective as set forth in the Certificates of Merger.

1.3 Effects of the Mergers. At and after the Effective Time, the Vantage Merger and the Piedmont Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL and the NCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Vantage and Piedmont shall vest in the Surviving Corporation, and all debts, liabilities and duties of Vantage and Piedmont shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Vantage, Yadkin, Piedmont or the holder of any of the following securities:

(a) Each share of voting common stock, par value $1.00 per share, of Yadkin (the “Yadkin Common Stock”) and each share of non-voting common stock, par value $1.00 per share, of Yadkin issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by either the Vantage Merger or the Piedmont Merger.

(b) All shares of voting common stock, par value $0.001 per share, of Vantage issued and outstanding immediately before the Effective Time (the “Vantage Common Stock”) that are owned, directly or indirectly, by Yadkin or Vantage (other than shares of Vantage Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, any such shares, “Trust Account Common Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Yadkin or other consideration shall be delivered in exchange therefor.

(c) Subject to Sections 1.4(f), each share of Vantage Common Stock, except for shares of Vantage Common Stock owned by Piedmont, Vantage or Yadkin or any of their respective wholly owned Subsidiaries (other than Trust Account Common Shares), shall be converted into the right to receive 0.3125 shares (the “Vantage Exchange Ratio”) of validly issued, fully paid and nonassessable voting shares of Yadkin Common Stock (together, with any cash in lieu of fractional shares of Yadkin Common Stock to be paid pursuant to Section 2.1, the “Vantage Common Stock Merger Consideration”).

(d) Subject to Section 1.4(f), each share of common stock, par value $0.01 per share, of Piedmont issued and outstanding immediately before the Effective Time (the “Piedmont Common Stock”), except for shares of Piedmont Common Stock that are owned by shareholders properly exercising their dissenters’ rights pursuant to Section 262 of the DGCL (the “Dissenter Shares”) or shares of Piedmont Common Stock owned by Piedmont, Vantage or Yadkin or any of their respective wholly owned Subsidiaries, shall be converted into the right to receive (i) 6.28597 shares (the “Piedmont Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Yadkin Common Stock (together, with any cash in lieu of fractional shares of Yadkin Common Stock to be paid pursuant to Section 2.1, the “Piedmont Common Stock Merger Consideration”); and (ii) cash per share in an amount equal to $4.0 million/number of outstanding Piedmont Common Stock (the “Piedmont Cash Merger Consideration”); provided, however, an independent accounting firm shall perform an analysis of Piedmont’s deferred tax assets that (x) is in accordance with the applicable provisions of the Code and GAAP and (y) gives priority usage to Piedmont’s deferred tax assets while not sacrificing utilization of other competing deferred tax assets of the Surviving Corporation over time, which shall be reviewed by Yadkin and its advisors; provided, further, that if such analysis results in the expected utilization of more or less than $4.8 million of Piedmont’s deferred tax assets then the Piedmont Cash Merger Consideration shall be increased or decreased, as applicable, to equal the quotient of the net present value (assuming a 4.0% discount rate) of Piedmont’s deferred tax assets divided by the number of outstanding shares of Piedmont Common Stock; (iii) cash per share equal to the aggregate amount of any cash held by Piedmont and VantageSouth Holdings, LLC, on the Closing Date divided by the number of shares of Piedmont Common Stock outstanding (the “VantageSouth Holdings Cash Merger Consideration”), and (iv) a right to receive a pro rata share of the “Contingent Shares” (as defined below) (together with any cash in lieu of fractional shares) (the “Piedmont Contingent Shares Merger Consideration”), and together with the VantageSouth Holdings Cash Merger Consideration, the Piedmont Cash Merger Consideration and Piedmont Common Stock Merger Consideration, the “Piedmont Merger Consideration”);

(e) All of the shares of Vantage Common Stock and Piedmont Common Stock converted into the right to receive the Vantage Common Stock Merger Consideration and the Piedmont Merger Consideration, respectively, pursuant to this Article I shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Vantage Common Stock or Piedmont Common Stock (each, a

“Certificate”) shall thereafter represent only the right to receive the Vantage Common Stock Merger Consideration or the Piedmont Merger Consideration, as applicable, into which the shares of Vantage Common Stock or Piedmont Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Vantage Common Stock or Piedmont Common Stock become entitled in accordance with Section 2.2, as well as the Piedmont Cash Consideration as provided in Section 1.4(d).

(f) If, between the date hereof and the Effective Time, the outstanding shares of Yadkin Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Vantage Exchange Ratio, the Piedmont Exchange Ratio and the number of Holdback Shares.

(g) Yadkin and Piedmont agree that 856,447 shares of Yadkin Common Stock (the “Holdback Shares”) shall be deposited in an irrevocable “Rabbi Trust” (within the meaning of Revenue Procedure 92-64, the “Trust”) to be established by Yadkin pursuant to the terms and conditions of a trust agreement (the “Trust Agreement”), reasonably acceptable to Yadkin and Piedmont and substantially in the form attached hereto as Exhibit E, to be entered into by Yadkin and the trustee under the Trust on or prior to the Closing Date. The Holdback Shares issued to the trustee of the Trust shall be fully paid and nonassessable voting shares of Yadkin Common Stock and shall have all rights appurtenant thereto, including, without limitation, the right to any dividends or distributions. Yadkin hereby acknowledges and agrees that the Holdback Shares shall, after the Closing Date, be used by it and the Surviving Corporation (i) to make all payments due (and at the time payable) under the Piedmont Community Bank Holdings, Inc. Phantom Equity Plan (“Phantom Plan”) that was assumed by the Surviving Corporation in the Piedmont Merger, and (ii) to distribute all remaining shares of Yadkin Common Stock held by the Trust immediately after satisfying all of its obligations under clause (i) above (such remaining shares the “Contingent Shares”) to the holders of Piedmont Common Stock (other than holders of Dissenter Shares). The Holdback Shares shall not be used for any purpose except as expressly provided in this Agreement and the Trust Agreement.

1.5 Stock Options, Other Stock-Based Awards and Warrants.

(a) Unless otherwise noted, the provisions of this Section 1.5 pertain to all plans sponsored by Vantage under which options and other stock-based awards are granted, including Vantage’s 2006 Omnibus Stock Ownership and Long Term Incentive Plan, as amended, and the award agreements thereunder (collectively, the “Vantage Stock Plans”); provided, however, that any accelerated vesting performed pursuant to this Section 1.5 shall only be performed if required by the terms of the Vantage Stock Plans as in effect on the date hereof without any further action by Vantage.

(b) As of the Effective Time, Yadkin shall have the right, with the consent of Vantage not to be unreasonably withheld, to (i) either assume any options or other stock-based awards (“Vantage Options”) substantially in accordance with the terms of the Vantage Stock Plans and the option grants or other award agreements by which they are evidenced in accordance with the terms of the Vantage Stock Plans or (ii) substitute the Vantage Options for substantially identical awards under any Yadkin Stock Plans, such that after the Vantage Merger and without any action on the part of the holders of any Vantage Options, the Vantage Options shall be converted into and become rights with respect to Yadkin Common Stock. From and after the Effective Time, (i) each Vantage Option assumed or substituted by Yadkin may be exercised solely for shares of Yadkin Common Stock, (ii) the number of shares of Yadkin Common Stock subject to such Vantage Option shall be equal to the number of shares of Vantage Common Stock subject to such Vantage Option immediately prior to the Effective Time multiplied by the Vantage Exchange Ratio (rounded down to the nearest whole share), and (iii) the per share exercise price under each such Vantage Option shall be adjusted to reflect the Vantage Exchange Ratio (rounded up to the nearest whole cent). It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a “modification” as defined in Section 424 of the Internal Revenue Code, as to any stock option which is an “incentive stock option.” Yadkin and Vantage agree to take all necessary steps to effect the provisions of this Section 1.5.

(c) At or prior to the Effective Time, Vantage, the Vantage Board and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any Vantage or Vantage Bank employee or other participant consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 1.5.

(d) Except as specifically provided in Section 1.4(g) and Section 7.5(f) of this Agreement, at or prior to the Effective Time, any and all options, warrants or other stock-based awards of Piedmont shall automatically be cancelled and shall cease to exist. Piedmont shall adopt any resolutions and take any other actions (including obtaining any Piedmont employee or other participant consents) that may be necessary to effectuate the provision of this Section 1.5(d).

1.6 Articles of Incorporation of Yadkin. At the Effective Time, the Yadkin Articles shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7 Bylaws of Yadkin. At the Effective Time, the Yadkin Bylaws, as amended in accordance with Section 6.11, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that each of the Vantage Merger and the Piedmont Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.9 Headquarters Locations. From and after the Effective Time, until determined otherwise by the Boards of Directors of the Surviving Corporation and Surviving Bank, respectively, in accordance with the terms of their amended bylaws, (i) the location of the headquarters and principal executive offices of the Surviving Corporation shall be at Vantage’s current headquarters location in Raleigh, North Carolina, and (ii) the location of the headquarters and principal executive offices of the Surviving Bank shall be in Statesville, North Carolina.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Procedures. Within three business days after the Effective Time, Yadkin shall cause the exchange agent selected by Yadkin, and reasonably acceptable to Vantage and Piedmont (the “Exchange Agent”) to mail to the former holders of Vantage Common Stock and Piedmont Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing the Vantage Common Stock and Piedmont Common Stock, as applicable, shall pass, only upon proper delivery of such certificates to the Exchange Agent. After the Effective Time, each holder of Vantage Common Stock and Piedmont Common Stock, as applicable, issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Vantage Common Stock Merger Consideration or the Piedmont Merger Consideration, as applicable, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2 of this Agreement. The Exchange Agent shall not be obligated to deliver the consideration to which any former holder of Vantage Common Stock or Piedmont Common Stock is entitled as a result of the Vantage Merger or the Piedmont Merger until such holder surrenders his or her certificate or certificates representing the Vantage Common Stock and Piedmont Common Stock, as applicable, for exchange as provided in this Section 2.1. The certificate or certificates of Vantage Common Stock and Piedmont Common Stock, as applicable, so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of the Vantage Common Stock and Piedmont Common Stock, as applicable, for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law. Notwithstanding anything to the contrary contained in this Agreement, no certificates representing fractional shares of Yadkin Common Stock shall be issued upon the surrender for exchange of the Vantage Common Stock and Piedmont Common Stock, as applicable, and such fractional Yadkin Common Stock interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation. Each holder of Vantage Common Stock and Piedmont Common Stock, as applicable, who would otherwise be entitled to receive a fractional share of Yadkin Common Stock shall instead receive an amount of cash, without interest, equal to the product obtained by multiplying (a) the fractional share of Yadkin Common Stock to which such holder (after taking into account all Vantage Common Stock and Piedmont Common Stock, as applicable, held at the Effective Time by such holder) would otherwise be entitled by (b) the closing price of Yadkin Common Stock on the date immediately prior to the Effective Time. A holder of Vantage Common Stock and Piedmont Common Stock, as applicable, whose certificate or certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Vantage Common Stock Merger Consideration or the Piedmont Merger Consideration, as applicable, and dividends or distributions, and cash in lieu of fractional shares to which such shareholder shall be entitled upon compliance with reasonable conditions imposed by the Surviving Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Surviving Corporation’s standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

2.2 Rights of Former Vantage and Piedmont Stockholders. At the Effective Time, the stock transfer books of Vantage and Piedmont shall be closed as to holders of Vantage Common Stock and Piedmont Common Stock, as applicable, and no transfer of Vantage Common Stock and Piedmont Common Stock, as applicable, by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1 of this Agreement, each certificate theretofore representing shares of Vantage Common Stock and Piedmont Common Stock (other than certificates representing Dissenter Shares), as applicable, shall from and after the Effective Time represent for all purposes only the right to receive the Vantage Common Stock Merger Consideration or the Piedmont Merger Consideration, as applicable, in exchange therefor. To the extent permitted by law, former holders of record of Vantage Common Stock and Piedmont Common Stock (other than holders of Dissenter Shares) shall be entitled to vote after the Effective Time at any meeting of Yadkin shareholders the number of whole shares of Yadkin Common Stock into which their respective shares of Vantage Common Stock and Piedmont Common Stock, as applicable, are converted, regardless of whether such holders have exchanged their certificates representing Vantage Common Stock and Piedmont Common Stock, as applicable, for certificates representing Yadkin Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Yadkin on the Yadkin Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Vantage Common Stock or Piedmont Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Vantage Common Stock and Piedmont Common Stock (other than certificates representing Dissenter Shares), as applicable, issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 2.1 of this Agreement. However, upon surrender of such certificate of Vantage Common Stock and Piedmont Common Stock, as applicable, the Yadkin Common Stock certificate, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each share represented by such certificate.

2.3 Piedmont Contingent Shares Merger Consideration. Any Piedmont Contingent Shares Merger Consideration paid hereunder shall be treated as comprised of two components, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Reg. § 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. § 1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such contingent stock payment made to each Piedmont Stockholder, shares representing the principal component (with a value equal to the principal component) and shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

2.4 Dissenting Shareholders. Any holder of shares of Piedmont Common Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL shall be entitled to receive from Yadkin, in lieu of the Piedmont Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such Law, and surrendered to Yadkin the certificate or certificates representing the shares for which payment is being made. In the event that, after the Effective Time, a dissenting shareholder of Piedmont fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, the Surviving Corporation shall deliver to such holder of shares of Piedmont Common Stock the Piedmont Merger Consideration in respect of such shares upon surrender by such holder of the certificate or certificates representing such shares of Piedmont Common Stock held by such holder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF YADKIN

Except as disclosed in the disclosure schedule (the “Yadkin Disclosure Schedule”) delivered by Yadkin to Vantage before the execution of this Agreement, Yadkin, and to the extent applicable, each Subsidiary of Yadkin, hereby represents and warrants to Vantage and Piedmont as follows:

3.1 Corporate Organization.

(a) Yadkin is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Yadkin has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Yadkin is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True, complete and correct copies of the articles of incorporation of Yadkin, as amended (the “Yadkin Articles”), and the bylaws of Yadkin (the “Yadkin Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Vantage. Yadkin Bank is incorporated under the laws of the State of North Carolina.

(c) Each of Yadkin’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Yadkin Subsidiary, copies of which have previously been made available to Vantage, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Yadkin Subsidiary” and “Vantage Subsidiary” shall mean any direct or indirect Subsidiary of Yadkin or Vantage, respectively.

(d) The deposit accounts of Yadkin Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2 Capitalization.

(a) The authorized capital stock of Yadkin consists of 33,333,333 shares of common stock, of which, as of the date of this Agreement (the “Yadkin Capitalization Date”), 13,728,989 shares of Yadkin Common Stock were issued and outstanding and 654,997 shares of Non-Voting Common Stock (the “Yadkin Non-Voting Common Stock”), and 1,000,000 shares of preferred stock (the “Yadkin Preferred Stock”), of which, as of the Yadkin Capitalization Date, 24,158 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T, no par value, stated liquidation amount $1,000 per share (the “Yadkin Series T Preferred Stock”) were issued and outstanding and 4,247 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series T-ACB, no par value, stated liquidation amount $1,000 per share, of Yadkin (the “Yadkin Series T-ACB Preferred Stock”) were issued and outstanding. As of the Yadkin Capitalization Date, no shares of Yadkin Common Stock or Yadkin Preferred Stock were reserved for issuance, except for 51,673 shares of Yadkin Common Stock underlying options currently outstanding; 315,998 shares of Yadkin Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to the Yadkin Stock Plans; and 654,997 shares of Yadkin Common Stock reserved for issuance in connection with the conversion of the Yadkin Non-Voting Common Stock. The Yadkin Common Stock and the Yadkin Preferred Stock are sometimes collectively referred to herein as the “Yadkin Capital Stock.” All of the issued and outstanding shares of Yadkin Capital Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Yadkin having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Yadkin Disclosure Schedule, as of the date of this Agreement, except pursuant to this Agreement, including with respect to the Yadkin Stock Plans as set forth herein, Yadkin does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Yadkin Capital, or any other equity securities of Yadkin or any securities representing the right to purchase or otherwise receive any shares of Yadkin Capital Stock, or other equity securities of Yadkin. As of the date of this Agreement, there are no contractual obligations of Yadkin or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Yadkin or any equity security of Yadkin or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Yadkin or its Subsidiaries or (ii) pursuant to which Yadkin or any of its Subsidiaries is or could be required to register shares of Yadkin capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). The shares of Yadkin Common Stock to be issued pursuant to the Mergers will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than as set forth on Section 3.2(a) of the Yadkin Disclosure Schedule, no options or other equity-based awards are outstanding as of the Yadkin Capitalization Date. Except as set forth on Section 3.2(a) of the Yadkin Disclosure Schedule, since December 31, 2012 through the date hereof, Yadkin has not (A) issued or repurchased any shares of Yadkin Capital Stock, or other equity securities of Yadkin or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Yadkin Stock Plans.

(b) Section 3.2(b) of the Yadkin Disclosure Schedule sets forth each Subsidiary of Yadkin. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Yadkin are owned by Yadkin, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No such Yadkin Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Section 3.2(c) of the Yadkin Disclosure Schedule sets forth Yadkin’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Subsidiary of Yadkin, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d) Section 3.2(d) of the Yadkin Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Yadkin Common Stock and Yadkin Non-Voting Common Stock issued under the Yadkin Stock Plans, the number of shares of Yadkin Common Stock and Yadkin Non-Voting Common Stock subject to outstanding awards granted under the Yadkin Stock Plans and the number of shares of Yadkin Common Stock and Yadkin Non-Voting Common Stock reserved for future issuance under the Yadkin Stock Plans; (ii) all outstanding awards granted under the Yadkin Stock Plans, indicating with respect to each such award the name of the holder thereof, the number of shares of Yadkin Common Stock or Yadkin Non-Voting Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Yadkin Common Stock or Yadkin Non-Voting Common Stock subject to such warrant and the exercise price thereof. Yadkin has provided to Vantage complete and accurate copies of the Yadkin Stock Plans and the forms of all award agreements related thereto and copies of all warrants.

3.3 Authority; No Violation.

(a) Yadkin has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly authorized and approved by the Yadkin Board. The Yadkin Board has determined that the Mergers, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Yadkin and its shareholders, and that the Agreement and the transactions contemplated hereby are at a price and terms that are fair to and in the best interest of the Yadkin and its shareholders. The Yadkin Board has directed that the Mergers, on substantially the terms and conditions set forth in this Agreement, be submitted to Yadkin’s shareholders for consideration at a duly held meeting of such shareholders and has recommended that Yadkin’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Yadkin Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Yadkin are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Yadkin and (assuming due authorization, execution and delivery by Vantage) constitutes the valid and binding obligation of Yadkin, enforceable against Yadkin in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Yadkin nor the consummation by Yadkin of the transactions contemplated hereby, nor compliance by Yadkin with any of the terms or provisions of this Agreement, will (i) assuming that shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Yadkin Articles or the Yadkin Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Yadkin, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Yadkin or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Yadkin or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, as amended, (b) the filing of any required applications, filings or notices with the FDIC and any other federal or state banking, insurance or other regulatory or self-regulatory authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (c) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4; (d) the filing of the Certificates of Merger with the Delaware Secretary of State and the North Carolina Secretary of State pursuant to the DGCL and NCBCA, (e) the filing of the Bank Merger Certificates, and (f) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”), the New York Stock Exchange, or that are required under consumer finance, mortgage banking and other similar laws, if any, (g) notices or filings under the HSR Act, if any, and (h) such filings and approvals as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Yadkin Common Stock pursuant to this Agreement (all such approvals in this Section 3.4, the “Yadkin Requisite Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Yadkin of the Mergers and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Yadkin of this Agreement.

3.5 Reports; Regulatory Matters.

(a) Yadkin and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any state insurance commission or other state regulatory authority, (iv) any foreign regulatory authority, (v) any SRO and (vi) the Securities and Exchange Commission (“SEC”) (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Yadkin and its Subsidiaries, or as disclosed in the Yadkin SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2012 or has pending any proceeding, enforcement action or, to the knowledge of Yadkin, investigation into the business, disclosures or operations of Yadkin or any of its Subsidiaries. Since January 1, 2012, except as disclosed in the Yadkin SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Yadkin, investigation into the business, disclosures or operations of Yadkin or any of its Subsidiaries. Except as set forth on Section 3.5(a) of the Yadkin Disclosure Schedule, Yadkin and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Yadkin or any of its Subsidiaries. Since January 1, 2012, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Yadkin or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Yadkin’s ordinary course of business or as disclosed in the Yadkin SEC Reports).

(b) Except as disclosed in the Yadkin SEC Reports or as set forth on Section 3.5(b) of the Yadkin Disclosure Schedule, neither Yadkin nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2012 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2012 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Yadkin Regulatory Agreement”), nor has Yadkin or any of its Subsidiaries been advised since January 1, 2012 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Yadkin Regulatory Agreement.

(c) Yadkin has made available to Vantage an accurate and complete copy of each registration statement, prospectus, report schedule, information statement, and proxy statement filed with or furnished to the SEC by Yadkin pursuant to the Securities Act, the Securities Exchange Act of 1934

(the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”) and before the date of this Agreement (the “Yadkin SEC Reports”). No such Yadkin SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective effective or filed dates, all Yadkin SEC Reports complied as to form in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, with respect thereto.

(d) Since January 1, 2012, Yadkin, and each of its officers and directors, have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act, including, without limitation, Section 404 thereof, and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e) Yadkin has not received notice in writing from the SEC that either Yadkin itself or any of the Yadkin SEC Reports is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Yadkin SEC Reports. Yadkin has made available to Vantage correct and complete copies of all material correspondence between the SEC, on the one hand, and Yadkin and any of its Subsidiaries, on the other hand, occurring since December 31, 2012 and prior to the date hereof.

(f) Neither Yadkin nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Yadkin or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Yadkin or any of its Subsidiaries in Yadkin’s consolidated financial statements.

(g) Yadkin has made available to Vantage a complete and correct copy of any amendments or modifications to any agreements, reports or schedules which previously had been filed by Yadkin with the SEC pursuant to the Securities Act or the Exchange Act, which amendments or modifications have not yet been filed with the SEC but which are required to be filed.

3.6 Financial Statements.

(a) Since January 1, 2010, the financial statements of Yadkin and its Subsidiaries included (or incorporated by reference) in the Yadkin SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Yadkin and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Yadkin and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Yadkin and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has served as independent registered public accountant for Yadkin or its bank Subsidiary, as applicable, for all periods covered in the Yadkin SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Yadkin or its bank Subsidiary, as applicable, as a result of or in connection with any disagreements with Yadkin or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Yadkin nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Yadkin included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013 or in connection with this Agreement and the transactions contemplated hereby.

(c) Since September 30, 2013, (i) through the date hereof, neither Yadkin nor any of its Subsidiaries nor, to the knowledge of the officers of Yadkin, any director, officer, employee, auditor, accountant or representative of Yadkin or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Yadkin or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Yadkin or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing Yadkin or any of its Subsidiaries, whether or not employed by Yadkin or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Yadkin or any of its officers, directors, employees or agents to the Board of Directors of Yadkin or any committee thereof or to any director or officer of Yadkin.

(d) Yadkin and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Yadkin and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Yadkin, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Yadkin’s and its Subsidiaries’ assets that could have a material effect on Yadkin’s financial statements.

(e) Yadkin’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Yadkin in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Yadkin’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Yadkin required under the Exchange Act with respect to such reports. Yadkin has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Yadkin’s auditors and the audit committee of the board of directors of Yadkin and on Section 3.6(e) of the Yadkin Disclosure Schedule (i) any

significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Yadkin’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Yadkin’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(f) Each of Yadkin’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Yadkin is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Broker’s Fees. Neither Yadkin nor any Yadkin Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Yadkin Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Vantage.

3.8 Absence of Certain Changes or Events.

(a) Since September 30, 2013, except as disclosed in the Yadkin SEC Reports, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Yadkin. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Vantage, Piedmont, Yadkin or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks or savings associations and their holding companies, generally, or interpretations thereof by courts or Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks, savings associations or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States or (D) the direct effects of compliance with this Agreement on the operating performance of Yadkin and its Subsidiaries) or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.

(b) Other than as set forth on Section 3.8(b) of the Yadkin Disclosure Schedule, since September 30, 2013, through and including the date of this Agreement, Yadkin and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 3.8(c) of the Yadkin Disclosure Schedule, since September 30, 2013, neither Yadkin nor any of its Subsidiaries has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2012, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11(a) of the Yadkin Disclosure Schedule, as in effect as of the date hereof), obligated itself to pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Yadkin Common Stock, any restricted, performance or fully vested shares of Yadkin Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Yadkin or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Yadkin Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9 Legal Proceedings.

(a) Except as disclosed on Section 3.9(a) of the Yadkin Disclosure Schedule, neither Yadkin nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Yadkin’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Yadkin or any of its Subsidiaries, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 3.9(a) of the Yadkin Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Yadkin.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Yadkin, any of its Subsidiaries or the assets of Yadkin or any of its Subsidiaries.

3.10 Taxes and Tax Returns.

(a) Each of Yadkin and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Yadkin and its Subsidiaries are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Yadkin or any of its Subsidiaries for which Yadkin does not have reserves that are adequate under GAAP. Neither Yadkin nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Yadkin and its Subsidiaries). Within the past five years, neither Yadkin nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Yadkin nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Yadkin or any of its Subsidiaries. Neither Yadkin nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Yadkin nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Mergers from qualifying as reorganizations under Section 368(a) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Yadkin or any of its Subsidiaries.

3.11 Employee Matters.

(a) Section 3.11(a) of the Yadkin Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Yadkin or any of its ERISA Affiliates (as defined herein) entered into, maintained or contributed to by Yadkin or any of its ERISA Affiliates or to which Yadkin or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Yadkin Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Yadkin or any of its Subsidiaries. No other Yadkin Benefit Plan exists.

(b) With respect to each Yadkin Benefit Plan, Yadkin has made available to Vantage true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Yadkin Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Yadkin Benefit Plan; and (ix) a list of each person who has options to purchase Yadkin Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Yadkin or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 3.11(b) of the Yadkin Disclosure Schedule sets forth as of December 31, 2013 the accrued liability for any such plans, programs and arrangements.

(c) With respect to each Yadkin Benefit Plan:

(i) each Yadkin Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Yadkin Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Yadkin Benefit Plan, and each Yadkin Benefit Plan;

(ii) each Yadkin Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of Yadkin, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Yadkin Benefit Plan;

(iii) either an application for a new determination letter was filed by the end of such Yadkin Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied or the applicable plan is eligible to rely on an IRS opinion letter relating to a volume submitter document;

(iv) each Yadkin Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 3.11(c)(iv) of the Yadkin Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 3.11(b)(iii);

(v) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Yadkin’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Yadkin Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Yadkin (including any Subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Yadkin Benefit Plans;

(vi) all contributions, premiums and other payments required to be made with respect to any Yadkin Benefit Plan have been made on or before their due dates under applicable law and the terms of such Yadkin Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Yadkin Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Yadkin for the fiscal year ended December 31, 2012 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2012;

(vii) except as set forth on Section 3.11(c)(vii) of the Yadkin Disclosure Schedule, no Yadkin Benefit Plan is under, and Yadkin (including any Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii) no Yadkin Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Yadkin Benefit Plan that is funded in whole or in part through an insurance policy, neither Yadkin (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(ix) all reports and disclosures relating to each Yadkin Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Yadkin Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x) except as set forth on Section 3.11(c)(x) of the Yadkin Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Yadkin nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Yadkin to make a larger contribution to, or pay greater benefits or provide other rights under, any Yadkin Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Yadkin Benefit Plan or (C) conflict with the terms of any Yadkin Benefit Plan;

(xi) all obligations of Yadkin, each Subsidiary and ERISA Affiliate and each fiduciary under each Yadkin Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xii) to the knowledge of Yadkin, Yadkin and each Subsidiary and ERISA Affiliate of Yadkin, as applicable, has maintained in all material respects all employee data necessary to administer each Yadkin Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xiii) except as disclosed on Section 3.11(c)(xiii) of the Yadkin Disclosure Schedule, no Yadkin Benefit Plan provides for any gross-up payment associated with any Taxes.

(d) No Yadkin Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Yadkin nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Yadkin nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Yadkin Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Yadkin or any of its Subsidiaries or ERISA Affiliates.

(e) Except as otherwise provided in this Agreement or as disclosed on Section 3.11(e) of the Yadkin Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Yadkin or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f) Neither Yadkin, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of Yadkin, any trustee or administrator of any Yadkin Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Yadkin Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Yadkin and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Yadkin Benefit Plans.

(g) No payment made or to be made in respect of any employee or former employee of Yadkin or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h) With respect to Yadkin and each of its Subsidiaries:

(i) Neither Yadkin nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Yadkin or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Yadkin, threatened and neither Yadkin nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii) Neither Yadkin nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii) Each of Yadkin and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv) Neither Yadkin nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v) To the knowledge of Yadkin, no executive of Yadkin or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi) Section 3.11(h)(vi) of the Yadkin Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Yadkin and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; Yadkin or expected bonus; and Yadkin’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(i) Section 3.11(i) of the Yadkin Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, non-solicitation, noninterference, nondisclosure and similar agreements between Yadkin or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Vantage. Each of the agreements set forth on Section 3.11(i) of the Yadkin Disclosure Schedule is valid and binding and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(j) Except as disclosed in Section 3.11(j) of the Yadkin Disclosure Schedule (which shall contain the actual value of the obligations of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Yadkin nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k) Neither Yadkin nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l) Any individual who performs services for Yadkin or any of Yadkin’s Subsidiaries and who is not treated as an employee for federal income tax purposes by Yadkin or any of Yadkin’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or Yadkin Benefit Plan purposes.

(m) (i) Each Yadkin Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since its date of inception in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2010, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Yadkin nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Yadkin Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Yadkin Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Yadkin Benefit Plan to Section 409A.

3.12 Compliance with Applicable Law.

(a) Except as set forth on Section 3.12(a) of the Yadkin Disclosure Schedule, Yadkin and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Yadkin or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither Yadkin nor any Yadkin Subsidiary acts, or has acted since January 1, 2010, as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Section 3.12(b) of the Yadkin Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Yadkin or entities controlled by executive officers and directors of Yadkin who have outstanding loans from Yadkin or its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13 Certain Contracts.

(a) Except as otherwise provided in this Agreement or as disclosed on Section 3.13(a) of the Yadkin Disclosure Schedule, neither Yadkin nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Yadkin, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Yadkin or any Subsidiary thereof, (iii) that is a contract material to the business of Yadkin to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Yadkin or, to the knowledge of Yadkin, upon consummation of the Mergers will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Yadkin Disclosure Schedule, is referred to as a “Yadkin Contract,” and neither Yadkin nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Yadkin Contract by any of the other parties thereto.

(b) (i) Each Yadkin Contract is valid and binding on Yadkin or its applicable Subsidiary and is in full force and effect, (ii) Yadkin and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Yadkin Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Yadkin or any of its Subsidiaries under any such Yadkin Contract.

3.14 Risk Management Instruments.

(a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(b) All Derivative Transactions, whether entered into for the account of Yadkin or any of its Subsidiaries or for the account of a customer of Yadkin or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Yadkin and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Yadkin or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Yadkin and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Yadkin’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.15 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Yadkin, each of Yadkin and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Yadkin or its Subsidiaries. Such securities and commodities are valued on the books of Yadkin in accordance with GAAP in all material respects.

(b) Yadkin and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Yadkin believes are prudent and reasonable in the context of such businesses. Before the date hereof, Yadkin has made available to Vantage in writing the material Policies, Practices and Procedures.

3.16 Loan Portfolio.

(a) Section 3.16(a) of the Yadkin Disclosure Schedule sets forth, as of December 31, 2013 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Yadkin or its Subsidiaries (collectively, “Yadkin Loans”), other than “nonaccrual” Yadkin Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Yadkin Loans, (iii) a summary of all Yadkin Loans designated as of such date by Yadkin as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Yadkin Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Yadkin Loans by category and the amount of specific reserves with respect to each such category of Yadkin Loans and (iv) each asset of Yadkin or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Yadkin Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Yadkin Loans originated by Yadkin or its Subsidiaries, and all such Yadkin Loans purchased by Yadkin or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Yadkin Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Yadkin or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Yadkin Loans.

(c) Since September 30, 2013, none of the Yadkin Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Yadkin and its Subsidiaries on a consolidated basis; to Yadkin’s knowledge and in light of each of the Yadkin Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Yadkin SEC Reports were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

3.17 Property. Yadkin or one of its Subsidiaries (a) has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Yadkin SEC Reports as being owned by Yadkin or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Yadkin Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Yadkin on the date hereof or otherwise materially impair business operations at such properties, as conducted by Yadkin on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used on the date hereof (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Yadkin SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Yadkin Leased Properties” and, collectively with the Yadkin Owned Properties, the “Yadkin Real Property”), free and clear of all Liens of any nature whatsoever encumbering Yadkin’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Yadkin or one of its Subsidiaries or, to Yadkin’s knowledge, the lessor. The Yadkin Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Yadkin Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Yadkin, threatened condemnation proceedings against the Yadkin Real Property. Yadkin and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Yadkin Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970.

Yadkin currently maintains insurance on all its property, including the Yadkin Real Property, in amounts, scope and coverage reasonably necessary for its operations. Yadkin has not received any notice of termination, nonrenewal or material premium adjustment for such policies.

3.18 Insurance. Yadkin and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Yadkin and its Subsidiaries. Yadkin has a true and complete list of all insurance policies applicable and available to Yadkin and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Yadkin or any of its Subsidiaries (the “Yadkin Policies”) and has provided true and complete copies of all such Yadkin Policies to Vantage. Except as set forth in Section 3.18 of the Yadkin Disclosure Schedule, there is no claim for coverage by Yadkin or any of its Subsidiaries pending under any of such Yadkin Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Yadkin Policies or in respect of which such underwriters have reserved their rights. Each Yadkin Policy is in full force and effect and all premiums payable by Yadkin or any of its Subsidiaries have been timely paid, by Yadkin or its Subsidiaries, as applicable. To the knowledge of the Yadkin, neither Yadkin nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Yadkin Policies. To the best of Yadkin’s knowledge, no Yadkin Policy has been issued by a company that is rated less than “A-” by A.M. Best & Co.

3.19 Intellectual Property. Yadkin and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Yadkin’s Intellectual Property have been paid. The use of any Intellectual Property by Yadkin and its Subsidiaries does not, to the knowledge of Yadkin, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Yadkin or any Subsidiary acquired the right to use any Intellectual Property. To Yadkin’s knowledge, no person is challenging, infringing on or otherwise violating any right of Yadkin or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Yadkin or its Subsidiaries. Neither Yadkin nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Yadkin and its Subsidiaries and, to Yadkin’s knowledge, no Intellectual Property owned and/or licensed by Yadkin or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Yadkin or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Yadkin’s knowledge, threatened against Yadkin or any of its Subsidiaries. To the knowledge of Yadkin, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Yadkin or any of its Subsidiaries. Neither Yadkin nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Each of Yadkin and its Subsidiaries, and, to Yadkin’s knowledge (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate of Yadkin), any property in which Yadkin or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

3.21 Leases. Section 3.21 of the Yadkin Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $25,000 to which Yadkin or any Subsidiary is a party and (b) a list of each parcel of real property leased by Yadkin or any of its Subsidiaries together with the current annual rent (each, a “Yadkin Property Lease”). Each Yadkin Property Lease is valid and binding on Yadkin or its applicable Subsidiary and is in full force and effect. Yadkin and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Yadkin Property Lease. Neither Yadkin nor any of its Subsidiaries is in material default under any Yadkin Property Lease.

3.22 Privacy of Customer Information. Yadkin is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Vantage pursuant to this Agreement and the other transactions contemplated hereby. For purposes of this Section 3.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Yadkin nor the Yadkin Subsidiaries have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Yadkin, the transfer of such IIPI to Vantage, and the use of such IIPI by Vantage as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Yadkin and Yadkin Bank (i) maintain the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such records; and (iii) protect against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.23 Bank Secrecy Act; Patriot Act; Money Laundering. Neither Yadkin nor any Yadkin Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Yadkin or the Yadkin Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Yadkin and its Subsidiaries has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

3.24 CRA Compliance. Neither Yadkin nor any Yadkin Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Yadkin and Yadkin Bank are “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Yadkin’s or Yadkin Bank’s primary federal regulator), “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Yadkin’s or Yadkin Bank’s primary federal bank regulator) and its and each Yadkin Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Yadkin knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Yadkin or any Yadkin Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Yadkin or any Yadkin Subsidiary to decrease below the “satisfactory” level.

3.25 State Takeover Laws. The Yadkin Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.26 Reorganization; Approvals. Except as set forth on Section 3.26 of the Yadkin Disclosure Schedule, as of the date of this Agreement, Yadkin (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as “reorganizations” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.27 Transactions with Affiliates. All “covered transactions” between Yadkin and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

3.28 Opinion of Financial Advisor. Before the execution of this Agreement, the Yadkin Board has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the effective exchange ratio of 0.3125 shares of Yadkin Common Stock for each share of Vantage Common Stock issued and outstanding immediately prior to the Effective Time is fair to Yadkin from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.29 Disaster Recovery and Business Continuity. Yadkin has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Yadkin’s customers, assets, or employees. To the best of Yadkin’s knowledge, such program ensures that Yadkin and Yadkin Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”), the SEC, and the FDIC.

3.30 Yadkin Information. The information relating to Yadkin and its Subsidiaries that is provided by Yadkin or its representatives for inclusion in the Joint Proxy Statements, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VANTAGE

Except as disclosed in the disclosure schedule (the “Vantage Disclosure Schedule”) delivered by Vantage to Yadkin before the execution of this Agreement, Vantage, and to the extent applicable, each Subsidiary of Vantage, hereby represents and warrants to Yadkin as follows:

4.1 Corporate Organization.

(a) Vantage is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Vantage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Vantage is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Vantage, as amended (the “Vantage Certificate”) and Bylaws of Vantage, as amended (the “Vantage Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Yadkin. Vantage Bank is incorporated under the laws of the State of North Carolina.

(c) Each Vantage Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Vantage Subsidiary, copies of which have previously been made available to Yadkin, are true, complete and correct copies of such documents as of the date of this Agreement.

(d) The deposit accounts of Vantage Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2 Capitalization.

(a) The authorized capital stock of Vantage consists of 75,000,000 shares of Vantage Common Stock, of which, as of the date of this Agreement (the “Vantage Capitalization Date”), 46,048,743 shares were issued and outstanding, and 5,000,000 shares of preferred stock, (the “Vantage Preferred Stock”), of which, as of the Vantage Capitalization Date, 24,900 shares of Vantage Series A Preferred Stock and 17,949 shares of Vantage Series B Preferred Stock were issued and outstanding. As of the Vantage Capitalization Date, no shares of Vantage Common Stock or Vantage Preferred Stock were reserved for issuance, except for 149,635 shares of Vantage Common Stock underlying options currently outstanding; 293,921 shares of Vantage Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards (of which no shares have been approved for issuance in the form of performance-based restricted stock grants), in each case reserved for issuance pursuant to employee and director stock plans of Vantage in effect as of the date of this Agreement (the “Vantage Stock Plans”); and 1,348,398.2 shares of Vantage Common Stock reserved for issuance in connection with warrants granted to the Treasury Department. All of the issued and outstanding shares of Vantage Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Vantage having the right to vote on any matters on which its stockholders may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Vantage Disclosure Schedule, as of the Vantage Capitalization Date, except pursuant to this Agreement, including with respect to the Vantage Stock Plans as set forth herein, Vantage does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Vantage Common Stock, Vantage Preferred Stock, or any other equity securities of Vantage or any securities representing the right to purchase or otherwise receive any shares of Vantage Common Stock, Vantage Preferred Stock, or other equity securities of Vantage. As of the date of this Agreement, there are no contractual obligations of Vantage or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Vantage or any equity security of Vantage or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Vantage or its Subsidiaries or (ii) pursuant to which Vantage or any of its Subsidiaries is or could be required to register shares of Vantage capital stock or other securities under the Securities Act. Other than as set forth on Section 4.2(a) of the Vantage Disclosure Schedule, no options or other equity-based awards are outstanding as of the Vantage Capitalization Date. Except as set forth on Section 4.2(a) of the Vantage Disclosure Schedule, since December 31, 2012 through the date hereof, Vantage has not (A) issued or repurchased any shares of Vantage capital stock, or other equity securities of Vantage or (B) issued or awarded any options, restricted shares or any other equity-based awards under the Vantage Stock Plans.

(b) Section 4.2(b) of the Vantage Disclosure Schedule sets forth each Subsidiary of Vantage. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Vantage are owned by Vantage, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No such Vantage Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Section 4.2(c) of the Vantage Disclosure Schedule sets forth Vantage’s and its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any person other than a Subsidiary of Vantage, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

(d) Section 4.2(d) of the Vantage Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Vantage Common Stock issued under the Vantage Stock Plans, the number of shares of Vantage Common Stock subject to outstanding awards granted under the Vantage Stock Plans and the number of shares of Vantage Common Stock reserved for future issuance under the Vantage Stock Plans; (ii) all outstanding awards granted under the Vantage Stock Plans, indicating with respect to each such award the name of the holder thereof, the number of shares of Vantage Common Stock subject to such award and, to the extent applicable, the exercise price, the date of grant and the vesting schedule; and (iii) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Vantage Common Stock subject to such warrant and the exercise price thereof. Vantage has provided to Yadkin complete and accurate copies of the Vantage Stock Plans and the forms of all award agreements related thereto, along with copies of all warrants.

4.3 Authority; No Violation.

(a) Vantage has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly authorized and approved by the Vantage Board. The Vantage Board has determined that the Vantage Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Vantage and its stockholders, and that the Agreement and the transactions contemplated hereby are at a price and terms that are fair to and in the best interest of Vantage and its stockholders. The Vantage Board has directed that the Vantage Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Vantage’s stockholders for consideration at a duly held meeting of such stockholders and has recommended that Vantage’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Vantage Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Vantage are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Vantage and (assuming due authorization, execution and delivery by Yadkin) constitutes the valid and binding obligation of Vantage, enforceable against Vantage in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Vantage, nor the consummation by Vantage of the transactions contemplated hereby, nor compliance by Vantage with any of the terms or provisions of this Agreement, will (i) assuming that stockholder approval referred to in Section 4.3(a) has been obtained, violate any provision of the Vantage Certificate or the Vantage Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Vantage, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Vantage or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Vantage or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, and approval of such applications and notices, (b) the Other Regulatory Approvals, (c)the filing of the Certificates of Merger with the Delaware Secretary of State and the North Carolina Secretary of State pursuant to the DGCL and NCBCA, (d) the filing of the Bank Merger Certificates, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules and regulations of the NYSE MKT (“NYSE MKT”), or that are required under consumer finance, mortgage banking and other similar laws, if any, all such approvals in this Section 4.4 (the “Vantage Requisite Regulatory Approvals”), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Vantage of the Vantage Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Vantage of this Agreement.

4.5 Reports; Regulatory Matters.

(a) Except as set forth on Section 4.5 of the Vantage Disclosure Schedule, Vantage and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Vantage and its Subsidiaries, or as disclosed in the Vantage SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2012 or has pending any proceeding, enforcement action or, to the knowledge of Vantage, investigation into the business, disclosures or operations of Vantage or any of its Subsidiaries. Since January 1, 2012, except as disclosed in the Vantage SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Vantage, investigation into the business, disclosures or operations of Vantage or any of its Subsidiaries. Vantage and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Vantage or any of its Subsidiaries. Since January 1, 2012, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Vantage or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Vantage’s ordinary course of business or as disclosed in the Vantage SEC Reports).

(b) Except as disclosed in the Vantage SEC Reports, neither Vantage nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2012 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2012 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Vantage Regulatory Agreement”), nor has Vantage or any of its Subsidiaries been advised since January 1, 2012 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Vantage Regulatory Agreement.

(c) Vantage has made available to Yadkin an accurate and complete copy of each registration statement, prospectus, report, schedule, information statement and proxy statement filed with or furnished to the SEC by Vantage pursuant to the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (including the rules and regulations promulgated thereunder) and before the date of this Agreement (the “Vantage SEC Reports”). No such Vantage SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective effective or filed dates, all Vantage SEC Reports complied as to form in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, with respect thereto.

(d) Since January 1, 2012, Vantage, and each of its officers and directors, have been and are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act, including, without limitation, Section 404 thereof and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of the NYSE MKT.

(e) Vantage has not received notice in writing from the SEC that either Vantage itself or any of the Vantage SEC Reports is the subject of any ongoing review by the SEC or of any outstanding SEC investigation (whether formal or informal, including but not limited to a voluntary document request), and as of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Vantage SEC Reports. Vantage has made available to Yadkin correct and complete copies of all material correspondence between the SEC, on the one hand, and Vantage and any of its Subsidiaries, on the other hand, occurring since December 31, 2012 and prior to the date hereof.

(f) Neither Vantage nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among Vantage or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Vantage or any of its Subsidiaries in the Vantage’s consolidated financial statements.

(g) Vantage has made available to Yadkin a complete and correct copy of any amendments or modifications to any agreements, reports or schedules which previously had been filed by Vantage with the SEC pursuant to the Securities Act or the Exchange Act, which amendments or modifications have not yet been filed with the SEC but which are required to be filed.

4.6 Financial Statements.

(a) Since January 1, 2010, the financial statements of Vantage and its Subsidiaries included (or incorporated by reference) in the Vantage SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Vantage and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Vantage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Vantage and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Dixon Hughes Goodman LLP has served as independent registered public accountant for Vantage or its bank Subsidiary, as applicable, for all periods covered in the Vantage SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Vantage or its bank Subsidiary, as applicable, as a result of or in connection with any disagreements with Vantage or its bank Subsidiary, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Vantage nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Vantage included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013 or in connection with this Agreement and the transactions contemplated hereby.

(c) Since September 30, 2013, (i) through the date hereof, neither Vantage nor any of its Subsidiaries nor, to the knowledge of the officers of Vantage, any director, officer, employee, auditor, accountant or representative of Vantage or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Vantage or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Vantage or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney or auditor representing Vantage or any of its Subsidiaries, whether or not employed by Vantage or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Vantage or any of its officers, directors, employees or agents to the Board of Directors of Vantage or any committee thereof or to any director or officer of Vantage.

(d) Vantage and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Vantage and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Vantage, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Vantage’s and its Subsidiaries’ assets that could have a material effect on Vantage’s financial statements.

(e) Vantage’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Vantage in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Vantage’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Vantage required under the Exchange Act with respect to such reports. Vantage has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to Vantage’s auditors and the audit committee of the board of directors of Vantage and on Section 4.6(e) of the Vantage Disclosure Schedule (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Vantage’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Vantage’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(f) Each of Vantage’s principal executive officer and principal financial officer (or each former principal executive officer and each former principal financial officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to its SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Vantage is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Broker’s Fees. Neither Vantage nor any Vantage Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Vantage Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Vantage Disclosure Schedule or pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Yadkin.

4.8 Absence of Certain Changes or Events.

(a) Since September 30, 2013, except as disclosed in the Vantage SEC Reports, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Vantage.

(b) Other than as set forth on Section 4.8(b) of the Vantage Disclosure Schedule, since September 30, 2013 through and including the date of this Agreement, Vantage and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Except as set forth on Section 4.8(c) of the Vantage Disclosure Schedule, since September 30, 2013, neither Vantage nor any of its Subsidiaries has (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2012, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay (in each case, except as required under the terms of agreements or severance plans listed on Section 4.11(a) of the Vantage Disclosure Schedule, as in effect as of the date hereof), obligated itself to pay or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Vantage Common Stock, any restricted, performance or fully vested shares of Vantage Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Vantage or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Vantage Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

4.9 Legal Proceedings.

(a) Except as disclosed on Section 4.9(a) of the Vantage Disclosure Schedule, neither Vantage nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Vantage’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Vantage or any of its Subsidiaries, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions, or other governmental or regulatory investigations set forth on Section 4.9(a) of the Vantage Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Vantage.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Vantage, any of its Subsidiaries or the assets of Vantage or any of its Subsidiaries.

4.10 Taxes and Tax Returns. Each of Vantage and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Vantage and its Subsidiaries are not subject to any ongoing or unresolved examination or audit by the IRS. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Vantage or any of its Subsidiaries for which Vantage does not have reserves that are adequate under GAAP. Neither Vantage nor any of its Subsidiaries is a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Vantage and its Subsidiaries). Within the past five years, neither Vantage nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Vantage nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Vantage or any of its Subsidiaries. Neither Vantage nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Vantage nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Vantage Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.11 Employee Matters.

(a) Section 4.11(a) of the Vantage Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in ERISA, whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Vantage or any of its ERISA Affiliates entered into, maintained or contributed to by Vantage or any of its ERISA Affiliates or to which Vantage or any of its ERISA Affiliates is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Vantage Benefit Plans”). No other Vantage Benefit Plan exists.

(b) With respect to each Vantage Benefit Plan, Vantage has made available to Yadkin true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Vantage Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Vantage Benefit Plan; and (ix) a list of each person who has options to purchase Vantage Common Stock or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by Vantage or any of its Subsidiaries, noting for each person the number of options, units and other awards available and the strike price, if any, associated therewith. Section 4.11(b) of the Vantage Disclosure Schedule sets forth as of December 31, 2013 the accrued liability for any such plans, programs and arrangements.

(c) With respect to each Vantage Benefit Plan:

(i) each Vantage Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Vantage Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Vantage Benefit Plan, and each Vantage Benefit Plan;

(ii) each Vantage Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the knowledge of Vantage, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Vantage Benefit Plan;

(iii) either an application for a new determination letter was filed by the end of such Vantage Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;

(iv) each Vantage Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Section 4.11(c)(iv) of the Vantage Disclosure Schedule contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any SERPs and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 4.11(b)(iii);

(v) no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Vantage’s or any ERISA Affiliate’s knowledge, is anticipated against any of the Vantage Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Vantage (including any Subsidiary thereof), any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Vantage Benefit Plans;

(vi) all contributions, premiums and other payments required to be made with respect to any Vantage Benefit Plan have been made on or before their due dates under applicable law and the terms of such Vantage Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Vantage Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Vantage for the fiscal year ended December 31, 2012 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since December 31, 2012;

(vii) no Vantage Benefit Plan is under, and Vantage (including any Subsidiary or any ERISA Affiliate thereof) has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(viii) no Vantage Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Vantage Benefit Plan that is funded in whole or in part through an insurance policy, neither Vantage (including any Subsidiary thereof) nor any ERISA Affiliate has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;

(ix) all reports and disclosures relating to each Vantage Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Vantage Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(x) neither the execution, delivery or performance of this Agreement by Vantage nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Vantage to make a larger contribution to, or pay greater benefits or provide other rights under, any Vantage Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Vantage Benefit Plan or (C) conflict with the terms of any Vantage Benefit Plan;

(xi) all obligations of Vantage, each Subsidiary and ERISA Affiliate and each fiduciary under each Vantage Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and COBRA, including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;

(xii) to the knowledge of Vantage, Vantage and each Subsidiary and ERISA Affiliate of Vantage, as applicable, has maintained in all material respects all employee data necessary to administer each Vantage Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and

(xiii) except as disclosed on Section 4.11(c)(xiii) of the Vantage Disclosure Schedule, no Vantage Benefit Plan provides for any gross-up payment associated with any Taxes.

(d) Except as disclosed in Section 4.11(d) of the Vantage Disclosure Schedule, no Vantage Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Vantage nor any of its Subsidiaries or ERISA Affiliates has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Vantage nor any of its Subsidiaries or ERISA Affiliates has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Vantage Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Vantage or any of its Subsidiaries or ERISA Affiliates.

(e) Except as otherwise provided in this Agreement or as disclosed on Section 4.11(e) of the Vantage Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Vantage or any of its Subsidiaries or ERISA Affiliates, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.

(f) Neither Vantage, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the knowledge of Vantage, any trustee or administrator of any Vantage Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Vantage Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Vantage and its ERISA Affiliates have in effect fiduciary liability insurance covering each fiduciary of the Vantage Benefit Plans.

(g) No payment made or to be made in respect of any employee or former employee of Vantage or any of its Subsidiaries would reasonably be expected to be nondeductible by reason of Section 162(m) of the Code.

(h) With respect to Vantage and each of its Subsidiaries:

(i) Neither Vantage nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Vantage or any of its Subsidiaries. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Vantage, threatened and neither Vantage nor any of its Subsidiaries has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.

(ii) Neither Vantage nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.

(iii) Each of Vantage and its Subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.

(iv) Neither Vantage nor any of its Subsidiaries has any workers’ compensation liability, experience or matter outside the ordinary course of business.

(v) To the knowledge of Vantage, no executive of Vantage or any of its Subsidiaries: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.

(vi) Section 4.11(h)(vi) of the Vantage Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Vantage and each of its Subsidiaries: name; employing entity; job title; primary work location; current compensation rate; expected bonus; and Vantage’s or its Subsidiary’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.

(i) Section 4.11(i) of the Vantage Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, non-solicitation, noninterference, nondisclosure and similar agreements between Vantage or its Subsidiaries and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Yadkin. Each of the agreements set forth on Section 4.11(i) of the Vantage Disclosure Schedule is valid and binding and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(j) Except as disclosed in Section 4.11(j) of the Vantage Disclosure Schedule (which shall contain the actual value of the obligations of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), neither Vantage nor its Subsidiaries (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.

(k) Neither Vantage nor any of its Subsidiaries or ERISA Affiliates maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.

(l) Any individual who performs services for Vantage or any of Vantage’s Subsidiaries and who is not treated as an employee for federal income tax purposes by Vantage or any of Vantage’s Subsidiaries is not an employee under applicable law or for any purpose including for tax withholding purposes or Vantage Benefit Plan purposes.

(m) Each Vantage Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since its date of inception in good faith compliance with Section 409A and has been since January 1, 2010, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Vantage nor any of its Subsidiaries (1) have been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) have any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Vantage Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Vantage Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Vantage Benefit Plan to Section 409A.

4.12 Compliance with Applicable Law.

(a) Vantage and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Vantage or any of its Subsidiaries. Other than as required by (and in conformity with) law, neither Vantage nor any Vantage Subsidiary acts, or has acted since January 1, 2012, as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Section 4.12(b) of the Vantage Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Vantage or entities controlled by executive officers and directors of Vantage who have outstanding loans from Vantage or its Subsidiaries, and, except as disclosed on Section 4.12(b) of the Vantage Disclosure Schedule, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

4.13 Certain Contracts.

(a) Except as otherwise provided in this Agreement or as disclosed on Section 4.13(a) of the Vantage Disclosure Schedule, neither Vantage nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Vantage, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Vantage or any Subsidiary thereof, (iii) that is a contract material to the business of Vantage to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Vantage or, to the knowledge of Vantage, upon consummation of the Vantage Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in the Vantage Disclosure Schedule, is referred to as a “Vantage Contract,” and neither Vantage nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Vantage Contract by any of the other parties thereto.

(b) (i) Each Vantage Contract is valid and binding on Vantage or its applicable Subsidiary and is in full force and effect, (ii) Vantage and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Vantage Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Vantage or any of its Subsidiaries under any such Vantage Contract.

4.14 Risk Management Instruments. All Derivative Transactions, whether entered into for the account of Vantage or any of its Subsidiaries or for the account of a customer of Vantage or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Vantage and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Vantage or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Vantage and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Vantage’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15 Investment Securities and Commodities.

(a) Except as would not reasonably be expected to have a Material Adverse Effect on Vantage, each of Vantage and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Vantage or its Subsidiaries. Such securities and commodities are valued on the books of Vantage in accordance with GAAP in all material respects.

(b) Vantage and its Subsidiaries and their respective businesses employ and have acted in compliance in all material respects with Policies, Practices, and Procedures that Vantage believes are prudent and reasonable in the context of such businesses. Before the date hereof, Vantage has made available to Yadkin in writing the material Policies, Practices and Procedures.

4.16 Loan Portfolio.

(a) Section 4.16(a) of the Vantage Disclosure Schedule sets forth, as of December 31, 2013 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Vantage or its Subsidiaries (collectively, “Vantage Loans”), other than “nonaccrual” Vantage Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Vantage Loans, (iii) a summary of all Vantage Loans designated as of such date by Vantage as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Vantage Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Vantage Loans by category and the amount of specific reserves with respect to each such category of Vantage Loans and (iv) each asset of Vantage or any of its Subsidiaries that is classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Vantage Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Vantage Loans originated by Vantage or its Subsidiaries, and all such Vantage Loans purchased by Vantage or its Subsidiaries, were made or purchased in accordance with customary lending standards. All such Vantage Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Vantage or its Subsidiaries have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Vantage Loans.

(c) Since September 30, 2013, none of the Vantage Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Vantage and its Subsidiaries on a consolidated basis; to Vantage’s knowledge and in light of each of the Vantage Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Vantage SEC Reports were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

4.17 Property. Vantage or one of its Subsidiaries (a) has fee simple title to all the real property assets reflected in the latest audited balance sheet included in the Vantage SEC Reports as being owned by Vantage or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Vantage Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Vantage on the date hereof or otherwise materially impair business operations at such properties, as conducted by Vantage on the date hereof and (iv) Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Vantage SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Vantage Leased Properties” and, collectively with the Vantage Owned Properties, the “Vantage Real Property”), free and clear of all Liens of any nature whatsoever encumbering Vantage’s or its Subsidiaries’ leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Vantage or one of its Subsidiaries or, to Vantage’s knowledge, the lessor. The Vantage Real Property is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Vantage Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Vantage, threatened condemnation proceedings against the Vantage Real Property. Vantage and its Subsidiaries are in material compliance with all applicable health and safety related requirements for the Vantage Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Vantage currently maintains insurance on all its property, including the Vantage Real Property, in amounts, scope and coverage reasonably necessary for its operations. Vantage has not received any notice of termination, nonrenewal or material premium adjustment for such policies.

4.18 Insurance. Vantage and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to Vantage and its Subsidiaries. Vantage has a true and complete list of all insurance policies applicable and available to Vantage and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for Vantage or any of its Subsidiaries (the “Vantage Policies”) and has provided true and complete copies of all such Vantage Policies to Yadkin. Except as set forth in Section 4.18 of the Vantage Disclosure Schedule, there is no claim for coverage by Vantage or any of its Subsidiaries pending under any of such Vantage Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Vantage Policies or in respect of which such underwriters have reserved their rights. Each Vantage Policy is in full force and effect and all premiums payable by Vantage or any of its Subsidiaries have been timely paid, by Vantage or its Subsidiaries, as applicable. To the knowledge of Vantage, neither Vantage nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Vantage Policies. To the best of Vantage’s knowledge, no Vantage Policy has been issued by a company that is rated less than “A-” by A.M. Best & Co.

4.19 Intellectual Property. Vantage and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Vantage’s Intellectual Property have been paid. The use of any Intellectual Property by Vantage and its Subsidiaries does not, to the knowledge of Vantage, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Vantage or any Subsidiary acquired the right to use any Intellectual Property. To Vantage’s knowledge, no person is challenging, infringing on or otherwise violating any right of Vantage or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Vantage or its Subsidiaries. Neither Vantage nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Vantage and its Subsidiaries and, to Vantage’s knowledge, no Intellectual Property owned and/or licensed by Vantage or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

4.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Vantage or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Vantage’s knowledge, threatened against Vantage or any of its Subsidiaries. To the knowledge of Vantage, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Vantage or any of its Subsidiaries. Neither Vantage nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Each of Vantage and its Subsidiaries, and, to Vantage’s knowledge (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Vantage Loan made in the ordinary course of business to a third party that is not an affiliate of Vantage), any property in which Vantage or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

4.21 Leases. Section 4.21 of the Vantage Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $25,000 to which Vantage or any Subsidiary is a party and (b) a list of each parcel of real property leased by Vantage or any of its Subsidiaries together with the current annual rent (each, a “ Vantage Property Lease”). Each Vantage Property Lease is valid and binding on Vantage or its applicable Subsidiary and is in full force and effect. Vantage and each of its Subsidiaries has performed, in all material respects, all obligations required to be performed by it to date under each Vantage Property Lease. Neither Vantage nor any of its Subsidiaries is in material default under any Vantage Property Lease.

4.22 Privacy of Customer Information. Vantage is the sole owner or, in the case of participated loans, a co-owner with the other participant(s), of all IIPI relating to customers, former customers and prospective customers. For purposes of this Section 4.22, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Vantage nor the Vantage Subsidiaries have any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Vantage and the use of such IIPI by Vantage as contemplated by this Agreement not to comply with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Vantage and its Subsidiaries (i) maintain the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of such records; and (iii) protect against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

4.23 Bank Secrecy Act; Patriot Act; Money Laundering. Neither Vantage nor any Vantage Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Vantage or the Vantage Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Vantage and its Subsidiaries has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act.

4.24 CRA Compliance. Neither Vantage nor any Vantage Subsidiary has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder. As of the date hereof, Vantage and Vantage Bank are “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r) or the relevant regulation of Vantage’s or Vantage Bank’s primary federal regulator), “well managed” (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of Vantage’s or Vantage Bank’s primary federal bank regulator) and its and each Vantage Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Vantage knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Vantage or any Vantage Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Vantage or any Vantage Subsidiary to decrease below the “satisfactory” level.

4.25 State Takeover Laws. The Vantage Board has rendered inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law.

4.26 Reorganization; Approvals. As of the date of this Agreement, Vantage (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Vantage Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.27 Transactions with Affiliates. All “covered transactions” between Vantage and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

4.28 Opinion of Financial Advisor. Before the execution of this Agreement, the Vantage Board has received an opinion from Sandler O’ Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Vantage Merger is fair to the stockholders of Vantage from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.29 Disaster Recovery and Business Continuity. Vantage has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Vantage’s customers, assets, or employees. To the best of Vantage’s knowledge, such program ensures that Vantage and its Subsidiaries can recover its mission critical functions, and complies with the requirements of the FFIEC, the SEC, and the FDIC.

4.30 Vantage Information. The information relating to Vantage and its Subsidiaries that is provided by Vantage or their representatives for inclusion in the Joint Proxy Statements, the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PIEDMONT

Except as disclosed in the disclosure schedule (the “Piedmont Disclosure Schedule”) delivered by Piedmont to Yadkin before the execution of this Agreement, Piedmont, hereby represents and warrants to Yadkin as follows:

5.1 Corporate Organization.

(a) Piedmont is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Piedmont has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Piedmont is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the certificate of incorporation of Piedmont, as amended (the “Piedmont Certificate”) and Bylaws of Piedmont, as amended (the “Piedmont Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Yadkin.

5.2 Capitalization.

(a) The authorized capital stock of Piedmont consists of 2,500,000 shares of Piedmont Common Stock, of which, as of the date of this Agreement (the “Piedmont Capitalization Date”), 1,466,644 shares were issued and outstanding, and 500,000 shares of preferred stock, (the “Piedmont Preferred Stock”), of which, as of the Piedmont Capitalization Date, no shares of Piedmont Preferred Stock were issued and outstanding. As of the Piedmont Capitalization Date, no shares of Piedmont Common Stock or Piedmont Preferred Stock were reserved for issuance, except for 146,666 shares of Piedmont Common Stock underlying warrants. All of the issued and outstanding shares of Piedmont Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Piedmont having the right to vote on any matters on which its stockholders may vote are issued or outstanding. Except as set forth in Section 5.2(a) of the Piedmont Disclosure Schedule, as of the Piedmont Capitalization Date, except pursuant to this Agreement, Piedmont does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Piedmont Common Stock, Piedmont Preferred Stock, or any other equity securities of Piedmont or any securities representing the right to purchase or otherwise receive any shares of Piedmont Common Stock, Piedmont Preferred Stock, or other equity securities of Piedmont. As of the date of this Agreement, except as set forth in Section 5.2(a) of the Piedmont Disclosure Schedule, there are no contractual obligations of Piedmont (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Piedmont or any equity security of Piedmont or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Piedmont or (ii) pursuant to which Piedmont is or could be required to register shares of Piedmont capital stock or other securities under the Securities Act. Other than as set forth on Section 5.2(a) of the Piedmont Disclosure Schedule, no options or other equity-based awards are outstanding as of the Piedmont Capitalization Date. Except as set forth on Section 5.2(a) of the Piedmont Disclosure Schedule, since December 31, 2012 through the date hereof, Piedmont has not issued or repurchased any shares of Piedmont capital stock, or other equity securities of Piedmont.

(b) Section 5.2(b) of the Piedmont Disclosure Schedule sets forth each Subsidiary of Piedmont. All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Piedmont are owned by Piedmont, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(c) Section 5.2(c) of the Piedmont Disclosure Schedule sets forth Piedmont’s capital stock, equity interest or other direct or indirect ownership interest in any person other than a Subsidiary of Piedmont, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.

5.3 Authority; No Violation.

(a) Piedmont has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions of Piedmont contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions of Piedmont contemplated hereby have been duly and validly authorized and approved by the Piedmont Board. The Piedmont Board has determined that the Piedmont Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Piedmont and its stockholders, and that the Agreement and the transactions of Piedmont contemplated hereby are at a price and terms that are fair to and in the best interest of Piedmont and its stockholders. The Piedmont Board has directed that this Agreement, be submitted to Piedmont’s stockholders for consideration at a duly held meeting of such stockholders and has recommended that Piedmont’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Piedmont Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Piedmont are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Piedmont and (assuming due authorization, execution and delivery by Yadkin and Vantage) constitutes the valid and binding obligation of Piedmont, enforceable against Piedmont in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).

(b) Neither the execution and delivery of this Agreement by Piedmont, nor the consummation by Piedmont of the transactions contemplated hereby, nor compliance by Piedmont with any of the terms or provisions of this Agreement, will (i) assuming that stockholder approval referred to in Section 5.3(a) has been obtained, violate any provision of the Piedmont Certificate or the Piedmont Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Piedmont, or its properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Piedmont under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Piedmont is a party or by which it or any of them or any of its properties or assets is bound.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, and the Federal Reserve Act, as amended, and approval of such applications and notices, (b) the Other Regulatory Approvals, (c) the filing of the Certificates of Merger with the Delaware Secretary of State and the North Carolina Secretary of State pursuant to the DGCL and NCBCA, or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, or that are required under consumer finance, mortgage banking and other similar laws, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Piedmont of the Piedmont Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Piedmont of this Agreement.

5.5 Reports; Regulatory Matters.

(a) Except as set forth on Section 5.5(a) of the Piedmont Disclosure Schedule, Piedmont has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2012, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Piedmont, no Regulatory Agency or Governmental Entity has initiated since January 1, 2012 or has pending any proceeding, enforcement action or, to the knowledge of Piedmont, investigation into the business, disclosures or operations of Piedmont. Since January 1, 2012, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Piedmont, investigation into the business, disclosures or operations of Piedmont. Piedmont has fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Piedmont. Since January 1, 2012, there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Piedmont (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Piedmont’s ordinary course of business).

(b) Piedmont is not subject to any cease and desist or other order or enforcement action issued by, or is a party to any written agreement or consent agreement, or is subject to any order or directive by, or has been since January 1, 2012 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2012 has adopted any policies or procedures that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies (each, a “Piedmont Regulatory Agreement”), nor has Piedmont been advised since January 1, 2012 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Piedmont Regulatory Agreement.

5.6 Legal Proceedings.

(a) Except as disclosed on Section 5.6(a) of the Piedmont Disclosure Schedule, Piedmont is not a party to any, and there are no pending or, to the best of Piedmont’s knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Piedmont, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. None of the proceedings, claims, actions or governmental or regulatory investigations set forth on Section 5.6(a) of the Piedmont Disclosure Schedule would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Piedmont.

(b) There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Piedmont or the assets of Piedmont.

5.7 Taxes and Tax Returns. Piedmont has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Piedmont is not subject to any ongoing or unresolved examination or audit by the IRS. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Piedmont for which Piedmont does not have reserves that are adequate under GAAP. Piedmont is not a party to or is bound by any Tax-sharing, -allocation or -indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Piedmont and its Subsidiaries). Within the past five years, Piedmont has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Piedmont is not required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Piedmont. Piedmont has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Piedmont has not taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Piedmont Merger from qualifying as a reorganization under Section 368(a) of the Code.

5.8 Compliance with Applicable Law.

(a) Piedmont holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Piedmont. Other than as required by (and in conformity with) law, Piedmont does not act, or has not acted since January 1, 2012, as a fiduciary for any person, or administer any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

(b) Section 5.8(b) of the Piedmont Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Piedmont or entities controlled by executive officers and directors of Piedmont who have outstanding loans from Piedmont, and, except as disclosed on Section 5.8(b) of the Piedmont Disclosure Schedule, there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

5.9 Certain Contracts.

(a) Except as otherwise provided in this Agreement or as disclosed on Section 5.9(a) of the Piedmont Disclosure Schedule, Piedmont is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Piedmont, the Surviving Corporation, or any of their respective Subsidiaries to any current, former or retired officer, employee, director, consultant, independent contractor or other service provider of Piedmont, (iii) that is a contract material to the business of Piedmont to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Piedmont or, to the knowledge of Piedmont, upon consummation of the Piedmont Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 5.9, whether or not set forth in the Piedmont Disclosure Schedule, is referred to as a “Piedmont Contract,” and Piedmont does not know of, or has not received notice of, any material violation of any Piedmont Contract by any of the other parties thereto.

(b) Each Piedmont Contract is valid and binding on Piedmont and is in full force and effect, (ii) Piedmont has in all material respects performed all obligations required to be performed by it to date under each Piedmont Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Piedmont under any such Piedmont Contract.

5.10 Piedmont Information. The information relating to Piedmont that is provided by Piedmont or its representatives for inclusion in the proxy statements, the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Effective Time, each Party shall, and shall cause each of its subsidiaries, as applicable, to:

(a) conduct its business in the ordinary course in all material respects; and

(b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees.

6.2 Yadkin Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Yadkin shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Vantage (which consent shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Yadkin to Yadkin or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Yadkin Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Yadkin Common Stock granted under a Yadkin Stock Plan, in each case in accordance with past practice and the terms of the applicable Yadkin Stock Plans and related award agreements and (C) regular quarterly cash dividends on the Series T Preferred Stock and Series T-ACB Preferred Stock in accordance with the terms thereof);

(d) except as set forth on Section 6.2(d) of the Yadkin Disclosure Schedule, grant any stock options, restricted shares or other equity-based award with respect to shares of Yadkin Common Stock under the Yadkin Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e) issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Yadkin Stock Plans;

(f) enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

(g) make any loan or extension of credit in an amount in excess of $6,000,000, or renew or amend any existing loan or extension of credit in an amount in excess of $5,000,000, if at the time of such renewal or amendment such loan or extension of credit is graded as “Watch” or worse; provided, however, that, if Yadkin shall request the prior approval of Vantage in accordance with this Section 6.2 to make a loan or extend credit in an amount in excess of $6,000,000, or amend or renew any existing loan in an amount in excess of $5,000,000, and Vantage shall not have disapproved such request in writing within four business days upon receipt of such request from Yadkin, then such request shall be deemed to be approved by Vantage and thus Yadkin or its Subsidiary, may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that Yadkin will give Vantage notice in writing, within four business days of closing of any such loan, extension of credit, renewal or amendment of any loan or extension of credit in an amount in excess of $4,000,000, or renew or amend any existing loan or extension of credit in an amount in excess of $2,500,000, if at the time of such renewal or amendment such loan or extension of credit is graded as “Watch” or worse;

(h) except as required by applicable law or the terms of any Yadkin Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Yadkin, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Yadkin or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Yadkin or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Yadkin Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Yadkin Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Yadkin or any securities exchangeable for or convertible into the same or other Yadkin Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Yadkin Benefit Plan;

(i) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Yadkin or any of its Subsidiaries shall request the prior approval of Vantage in accordance with this Section 6.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Yadkin, and Vantage shall not have disapproved such request in writing within five business days upon receipt of such request from Yadkin or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Vantage in writing and thus Yadkin or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 6.2(i) of the Yadkin Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on Yadkin’s financial statements as of September 30, 2013;

(j) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(l) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code;

(m) amend the Yadkin Articles or Yadkin Bylaws, or otherwise take any action to exempt any person (other than Vantage or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n) other than in prior consultation with Vantage, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o) other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $200,000 or subjecting Yadkin or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Mergers set forth in Article VIII not being satisfied;

(q) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Yadkin Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t) take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3 Vantage Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Vantage shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Yadkin (which consent shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);

(b) adjust, split, combine or reclassify any of its capital stock;

(c) except for the Vantage Offering, make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any of the Subsidiaries of Vantage to Vantage or to any of its wholly owned Subsidiaries, (B) the acceptance of shares of Vantage Common Stock in payment of the exercise price or withholding taxes incurred by any employee or director in connection with the vesting of equity-based awards in respect of Vantage Common Stock granted under Vantage Stock Plans, in each case in accordance with past practice and the terms of the applicable Vantage Stock Plans and related award agreements and (C) regular quarterly cash dividends on the Vantage Series A Preferred Stock and the Vantage Series B Preferred Stock in accordance with the terms thereof);

(d) grant any stock options, restricted shares or other equity-based award with respect to shares of Vantage Common Stock under the Vantage Stock Plans, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e) except for the Vantage Offering, issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted under the Vantage Stock Plans;

(f) except as disclosed in Section 6.3(f) of the Vantage Disclosure Schedule, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

(g) make any loan or extension of credit in an amount in excess of $6,000,000, or renew or amend any existing loan or extension of credit in an amount in excess of $5,000,000, if at the time of such renewal or amendment such loan or extension of credit is graded as “Watch” or worse; provided, however, that, if Vantage shall request the prior approval of Yadkin in accordance with this Section 6.3 to make a loan or extend credit in an amount in excess of $6,000,000, or amend or renew any existing loan in an amount in excess of $5,000,000, and Yadkin shall not have disapproved such request in writing within four business days upon receipt of such request from Vantage, then such request shall be deemed to be approved by Yadkin and thus Vantage or its Subsidiary, may make the loan or extend the credit referenced in such request on the terms described in such request; provided, further, that Vantage will give Yadkin notice in writing, within four business days of closing of any such loan, extension of credit, renewal or amendment of any loan or extension of credit in an amount in excess of $4,000,000, or renew or amend any existing loan or extension of credit in an amount in excess of $2,500,000, if at the time of such renewal or amendment such loan or extension of credit is graded as “Watch” or worse;

(h) except as required by applicable law or the terms of any Vantage Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Vantage, except for normal increases made in the ordinary course of business consistent with past practice, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Vantage or any of its Subsidiaries or ERISA Affiliates, or, except for payments in the ordinary course of business consistent with past practice, pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Vantage or any of its Subsidiaries or ERISA Affiliates; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Vantage Benefit Plan; (iii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action other than in the ordinary course of business and consistent with past practice, to fund or in any way secure the payment of compensation or benefits under any Vantage Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Vantage or any securities exchangeable for or convertible into the same or other Vantage Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Vantage Benefit Plan;

(i) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Vantage or any of its Subsidiaries shall request the prior approval of Yadkin in accordance with this Section 6.3 to make sell, transfer or dispose of any “Other Real Estate Owned” of Vantage, and Yadkin shall not have disapproved such request in writing within five business days upon receipt of such request from Vantage or any of its Subsidiaries, as applicable, then such request shall be deemed to be approved by Yadkin in writing and thus Vantage or its Subsidiary, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for (i) transactions disclosed in Section 6.3(i) of the Vantage Disclosure Schedule or (ii) transactions with respect to any real estate valued at less than $500,000, in each case, so long as the sale or transfer price is at least 90% of the carrying value for such real estate on Vantage’s financial statements as of September 30, 2013;

(j) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(k) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(l) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Vantage Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(m) amend the Vantage Certificate or Vantage Bylaws, or otherwise take any action to exempt any person (other than Yadkin or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(n) other than in prior consultation with Yadkin, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(o) other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $200,000 or subjecting Vantage or any of its Subsidiaries to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(p) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Vantage Merger set forth in Article VIII not being satisfied;

(q) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(r) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(s) except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Vantage Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

(t) take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

6.4 Piedmont Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Piedmont shall not, without the prior written consent of Yadkin (which consent shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person;

(b) adjust, split, combine or reclassify any of its capital stock;

(c) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Piedmont to Piedmont or to any of its wholly owned Subsidiaries);

(d) grant any stock options, restricted shares or other equity-based award with respect to shares of Piedmont Common Stock, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(e) issue any additional shares of capital stock or other securities;

(f) enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements;

(g) make any loan or extension of credit;

(h) (i) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend or modify any of the foregoing; (ii) grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iii) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Piedmont or any securities exchangeable for or convertible into the same or other Piedmont Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; or (iv) enter into any collective-bargaining agreement;

(i) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than a Subsidiary, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that nothing herein shall prohibit Piedmont from selling all or substantially all of the assets held by VantageSouth Holdings, LLC (“VSH”), a wholly-owned subsidiary of Piedmont, and subsequently dissolving VSH;

(j) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person;

(k) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Piedmont Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) amend the Piedmont Certificate or Piedmont Bylaws, or otherwise take any action to exempt any person (other than Piedmont or its Subsidiaries) or any action taken by any person from any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(m) other than in prior consultation with Yadkin, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(n) other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $200,000 or subjecting Piedmont to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);

(o) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Piedmont Merger set forth in Article VIII not being satisfied;

(p) implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(q) file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;

(r) take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions, contemplated hereby; or

(s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.4.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Vantage Merger, the Piedmont Merger, and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Piedmont, Yadkin and Vantage shall have the right to review in advance and each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Yadkin, Vantage and Piedmont, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Each party shall consult with the other Parties in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require any Party to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that the Parties agree would have a Material Adverse Effect (measured on a scale relative to Yadkin) on either Vantage, Yadkin or Piedmont (a “Materially Burdensome Regulatory Condition”).

(b) Each Party shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the proxy statements, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Piedmont, Vantage, Yadkin or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each Party shall promptly advise the other Parties upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Piedmont Requisite Regulatory Approval, Vantage Requisite Regulatory Approval or Yadkin Requisite Regulatory Approval, respectively, will not be obtained or that the receipt of any such approval may be materially delayed or subject to a Materially Burdensome Regulatory Condition.

7.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Parties, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request. None of Piedmont, Yadkin or Vantage or any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Parties (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Mergers) in connection with this Agreement or the Mergers (including the existence and terms of this Agreement) and use such information solely to evaluate the Mergers, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Parties in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Mergers (in which case the receiving Party shall advise the other Parties before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Parties before making the disclosure).

All information and materials provided by Yadkin and Vantage pursuant to this Agreement shall be subject to the provisions of the Joint Confidentiality Letter entered into between Vantage and Yadkin dated September 24, 2013.

(c) No investigation by a Party or its representatives shall affect the representations and warranties of the other Parties set forth in this Agreement.

7.3 Preparation of the Joint Proxy Statement and Registration Statement; Shareholders’ Meetings.

(a) As promptly as practicable following the date of this Agreement, Vantage, Yadkin and Piedmont shall use commercially reasonable efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Vantage stockholders (the “Vantage Stockholders”), the Yadkin shareholders (the “Yadkin Shareholders”) and the Piedmont stockholders (the “Piedmont Stockholders”) relating to the Vantage Stockholder Meeting, the Yadkin Shareholder Meeting and the Piedmont Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) jointly prepare and Yadkin shall cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which the Joint Proxy Statement will be included as a prospectus, and Vantage, Yadkin and Piedmont shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Mergers. Prior to the filing of the Joint Proxy Statement or the Registration Statement, each of Vantage, Yadkin and Piedmont shall consult with the other parties with respect to such filings and shall afford the other Parties and their Representatives reasonable opportunity to comment thereon. Each of Vantage, Yadkin and Piedmont shall furnish all information concerning itself and its Affiliates to the other Parties, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Registration Statement, and the Joint Proxy Statement and the Registration Statement shall include all information reasonably requested by such other parties to be included. Yadkin shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Vantage and Piedmont shall furnish all information concerning Vantage and Piedmont and the holders of Vantage Common Stock and Piedmont Common Stock as may be reasonably requested in connection with any such action.

(b) Yadkin shall, as soon as practicable following the effective date of the Registration Statement, duly call, give proper notice of, convene and hold a special meeting of the Yadkin Shareholders (“Yadkin Shareholder Meeting”) for the purpose of (i) approving this Agreement and the transactions contemplated thereby; and (ii) amending the Yadkin Articles to increase the authorized number of Yadkin Common Stock to 75,000,000 (the “Yadkin Shareholder Approval”), including the issuance of the Yadkin Common Stock in the Mergers. Yadkin shall use its commercially reasonable efforts to (a) cause the Joint Proxy Statement to be mailed to the Yadkin Shareholders and to hold the Yadkin Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Yadkin Board of Directors shall have made a Yadkin Adverse Recommendation Change as permitted by Section 7.9, solicit the Yadkin Shareholder Approval. Yadkin shall, through the Yadkin Board of Directors, recommend to the Yadkin Shareholders that they vote for approval of the Mergers and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Yadkin Board of Directors shall have made a Yadkin Adverse Recommendation Change as permitted by Section 7.9. Except as expressly contemplated by the two immediately preceding sentences, Yadkin agrees that its obligations pursuant to this Section 7.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Yadkin of any Yadkin Takeover Proposal or by the making of any Yadkin Adverse Recommendation Change by the Yadkin Board of Directors. For avoidance of doubt, in no event shall the making of a Yadkin Adverse Recommendation Change relieve Yadkin of any obligation to call, give proper notice of, convene, and hold the Yadkin Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Yadkin Shareholder Meeting, in each case to the extent generally consistent with past practice for Yadkin shareholder meetings.

(c) Vantage shall, as soon as practicable following the date the Registration Statement is declared effective under the Securities Act, duly call, give proper notice of, convene and hold a special meeting of the Vantage Stockholders (“Vantage Stockholder Meeting”) for the purpose of approving the Vantage Merger (the “Vantage Stockholder Approval”). Vantage shall use its commercially reasonable efforts to (a) cause the Joint Proxy Statement to be mailed to the Vantage Stockholders and to hold the Vantage Stockholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and (b) except if the Vantage Board of Directors shall have made a Vantage Adverse Recommendation Change as permitted by Section 7.10, solicit the Vantage Stockholder Approval. Vantage shall, through the Vantage Board of Directors, recommend to the Vantage Stockholders that they vote for the Vantage Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Vantage Board of Directors shall have made a Vantage Adverse Recommendation Change as permitted by Section 7.10. Except as expressly contemplated by the two immediately preceding sentences, Vantage agrees that its obligations pursuant to this Section 7.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Vantage of any Vantage Takeover Proposal or by the making of any Vantage Adverse Recommendation Change by the Vantage Board of Directors. For avoidance of doubt, in no event shall the making of a Vantage Adverse Recommendation Change relieve Vantage of any obligation to call, give proper notice of, convene, and hold the Vantage Stockholder Meeting, and to distribute, collect, tabulate and vote proxies for the Vantage Stockholder Meeting, in each case to the extent generally consistent with past practice for Vantage stockholder meetings.

(d) Piedmont shall, as soon as practicable following the date the Registration Statement is declared effective under the Securities Act, duly call, give proper notice of convene and hold a special meeting of the Piedmont Stockholders (“Piedmont Stockholder Meeting”) for the purpose of approving the Piedmont Merger by a vote of stockholders holding two-thirds of all issued and outstanding shares of Piedmont Common Stock (the “Piedmont Stockholder Approval”). Piedmont shall use its commercially reasonable efforts to cause the Joint Proxy Statement to be mailed to the Piedmont Stockholders and to hold the Piedmont Stockholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act and solicit the Piedmont Stockholder Approval. Piedmont shall, through the Piedmont Board of Directors, recommend to the Piedmont Stockholders that they vote to approve the Piedmont Merger and shall include such recommendation in the Joint Proxy Statement.

7.4 NYSE Listing. Yadkin shall use commercially reasonable efforts to cause the shares of Yadkin Common Stock to be issued in the Mergers to be approved for listing on the New York Stock Exchange before the Effective Time.

7.5 Employee Matters.

(a) All individuals employed by, or on an authorized leave of absence from, Yadkin or Vantage or any of their respective Subsidiaries immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of the Surviving Corporation and its affiliates as of the Effective Time. Immediately following the Effective Time, the Surviving Corporation shall, or shall cause its applicable Subsidiaries to, provide to those Covered Employees employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Yadkin Benefit Plans or Vantage Benefit Plans, as applicable, as in effect immediately before the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Yadkin Benefit Plan or Vantage Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 7.5, (iii) limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require the Surviving Corporation or any of its Subsidiaries to provide any such employee benefits, rates of base salary or hourly wage or annual bonus opportunities for any period following any such termination, or (iv) obligate Yadkin, Vantage or any of their respective Subsidiaries to (A) maintain any particular Yadkin Benefit Plan or Vantage Benefit Plans, as applicable, or (B) retain the employment of any particular Covered Employee.

(b) If a Covered Employee who does not have an employment, change-of-control or severance agreement with Yadkin, Vantage or any of their Subsidiaries (i) is terminated by the Surviving Corporation or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Yadkin or any of its Subsidiaries) as the result of an organizational or business restructuring or the integration of Yadkin or any of its Subsidiaries with Vantage or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Vantage’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Vantage’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, such Covered Employee’s base salary will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending six months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) two weeks of severance pay for every year of employment with Yadkin or Vantage, as applicable, with a minimum severance payment of one month and a maximum of one year, regardless of employee classification; provided that any such decision to terminate or materially decrease the salary of a Covered Employee shall be mutually agreed upon by the Executive Chairman, or his designee, and the Chief Executive Officer, or his designee, of the Surviving Corporation, such agreement not to be unreasonably withheld.

Yadkin and Vantage shall, and shall each cause their Subsidiaries to, take whatever action is necessary to terminate any and all other severance arrangements and to ensure that Yadkin and Vantage have no other liability for any other severance payments (other than as set forth in this Section 7.5(b) of the Yadkin Disclosure Schedule and Section 7.5(b) of the Vantage Disclosure Schedule). The Parties shall cooperate to effectuate the foregoing, including compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law.

Nothing contained in this Section 7.5(b) shall be construed or interpreted to limit or modify in any way Yadkin’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 7.5(b) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Vantage or Yadkin be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan, SERP or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by the present value of the additional benefit determined under other benefit plans attributable to the severance pay.

(c) If Yadkin so requests (which request shall be made no less than 15 days before the Effective Time), Vantage shall take any and all actions required (including the adoption of resolutions by its Board of Directors) to amend, freeze and/or terminate any or all Vantage Benefit Plans (excluding the Vantage Stock Plans) immediately before the Effective Time, and, if requested by Yadkin, to implement any such actions.

(d) Vantage shall provide to Yadkin at least 15 days before the Effective Time, documentation that shows that the requirements of ERISA, the Code or other applicable laws are met by or with respect to each Vantage Benefit Plan subject to such requirements as to the plan’s latest three plan years that have ended before the date of this Agreement.

(e) Prior to the Effective Time, each of Joseph H. Towell, who shall be the Executive Chairman; Scott M. Custer, who shall be the Chief Executive Officer; and Terry S. Earley, who shall be the Chief Financial Officer; Wm. Mark DeMarcus, who shall be the Chief Operating Officer; Steven W. Jones, who shall be the Chief Banking Officer; and Edwin H. Shuford, who shall be the Chief Credit Officer, shall have entered into an employment agreement in a form mutually agreed to by Yadkin and Vantage with the Surviving Corporation and the Surviving Bank, which shall become effective only upon consummation of the Mergers at the Effective Time.

(f) In the Piedmont Merger, the Surviving Corporation shall assume, and following the Closing the Surviving Corporation shall continue to honor, the obligations set forth in the Phantom Plan and shall not, at any time following Closing, terminate and liquidate the Phantom Plan prior to the time all amounts due thereunder have been paid in full. Notwithstanding the foregoing, the Surviving Corporation may cause distributions to be made in accordance with the terms of the Phantom Plan from the Trust to be established pursuant to Section 1.4(g) hereof.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Vantage, Piedmont or any of their Subsidiaries or who is or was serving at the request of Vantage, Piedmont or any of their Subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Vantage, Piedmont or any of their Subsidiaries before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), and any existing indemnification agreements set forth on Section 7.6(a) of the Vantage Disclosure Schedule or the Piedmont Disclosure Schedule, shall survive the Mergers and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Yadkin pursuant to Section 7.7, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or bylaws of the Surviving Corporation.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Vantage, Piedmont or any Subsidiary of Vantage or Piedmont, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Yadkin pursuant to Section 7.7.

(c) Yadkin shall cause the individuals serving as officers and directors of Vantage and Piedmont or any of their Subsidiaries immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Vantage (provided that Yadkin may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such.

(d) The provisions of this Section 7.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.7 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a

Subsidiary of Vantage or Piedmont, on the one hand, and a Subsidiary of Yadkin, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Yadkin.

7.8 Advice of Changes. Each of Piedmont, Vantage and Yadkin shall promptly advise the other Parties of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 7.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

7.9 No Solicitation by Yadkin.

(a) Except as specifically permitted by this Section 7.9, Yadkin shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Yadkin Takeover Proposal, or (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Yadkin Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Yadkin Takeover Proposal. Yadkin shall, and shall cause each of the Yadkin Subsidiaries and each of its and the Yadkin Subsidiaries’ Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Yadkin Takeover Proposal as of the date of this Agreement, (2) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Yadkin and the Yadkin Subsidiaries delivered or made available to such Person or its Representatives by Yadkin, the Yadkin Subsidiaries or any Representatives thereof, in connection with its consideration of a Yadkin Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (3) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b) Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Yadkin Shareholder Approval, Yadkin or any of its Representatives receives a bona fide written Yadkin Takeover Proposal from any Person or group of Persons, which Yadkin Takeover Proposal did not result from any breach of this Section 7.9, then Yadkin and its Representatives may, if the Yadkin Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Yadkin Takeover Proposal constitutes a Yadkin Superior Proposal (i) furnish, pursuant to an Acceptable Yadkin Confidentiality Agreement, information (including non-public information) with respect to Yadkin and its Subsidiaries to the Person or group of Persons who has made such Yadkin Takeover Proposal and their respective Representatives; provided that Yadkin shall (subject to the terms of the Confidentiality Agreement) promptly make available to Vantage (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Vantage in accordance with the applicable provisions of Section 10.4, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Vantage or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Yadkin Takeover Proposal and their respective Representatives; provided, further that Yadkin shall promptly provide to Vantage (1) a copy of any Yadkin Takeover Proposal made in writing by any such Person or group of Persons to Yadkin, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Yadkin Takeover Proposal, and (2) a written summary of the material terms of any such Yadkin Takeover Proposal not made in writing. For the purposes of this Agreement, “Acceptable Yadkin Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Yadkin than those contained in the Confidentiality Agreement.

(c) Yadkin shall keep Vantage reasonably informed of any material developments, discussions or negotiations regarding any Yadkin Takeover Proposal, including any such proposal first made or discussed with Yadkin prior to the date of this Agreement (including forwarding to Vantage any written materials provided to Yadkin or its Representatives in connection with any such Yadkin Takeover Proposal) on a current basis, and shall notify Vantage of the status of such Yadkin Takeover Proposal. Yadkin agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Agreement which prohibits Yadkin from providing any information to Vantage in accordance with this Section 7.9.

(d) Except as permitted by Section 7.9(e), the Yadkin Board of Directors shall not (i) (A) fail to recommend to the Yadkin Shareholders that the Yadkin Shareholder Approval be given or fail to include the Yadkin Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Vantage, the Yadkin Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication by the Yadkin Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the Yadkin Shareholders, a Yadkin Takeover Proposal (actions described in this clause (i) being referred to as a “Yadkin Adverse Recommendation Change”) or (ii) cause or permit Yadkin or any of the Yadkin Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Yadkin Takeover Proposal (other than an Acceptable Yadkin Confidentiality Agreement) (each, a “Yadkin Acquisition Agreement”).

(e) Notwithstanding anything to the contrary herein, prior to the time the Yadkin Shareholder Approval is obtained, the Yadkin Board of Directors may, in connection with a bona fide written Yadkin Takeover Proposal, which Yadkin Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 7.9, make a Yadkin Adverse Recommendation Change or terminate this Plan of Merger pursuant to Section 9.1(e) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Yadkin Takeover Proposal, if and only if, prior to taking such action, Yadkin has complied with its obligations under this Section 7.9 and the Yadkin Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Yadkin Takeover Proposal constitutes a Yadkin Superior Proposal; provided, however, that prior to taking any such action (i) Yadkin has given Vantage at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Yadkin Superior Proposal, including the identity of the party making such Yadkin Superior Proposal) and has contemporaneously provided a copy to Vantage of all written materials (including all transaction agreements and related documents) with or from the party making such Yadkin Superior Proposal, (ii) Yadkin has negotiated, and has caused its Representatives to negotiate, in good faith with Vantage during such notice period to the extent Vantage wishes to negotiate, to enable Vantage to revise the terms of this Agreement such that it would cause such Yadkin Superior Proposal to no longer constitute a Yadkin Superior Proposal and (iii) following the end of such notice period, the Yadkin Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Vantage, and shall have determined that the Yadkin Superior Proposal would continue to constitute a Yadkin Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Yadkin Takeover Proposal that could have an impact, influence or other effect on the Yadkin Board of Directors’ decision or discussion with respect to whether such proposal is a Yadkin Superior Proposal, Yadkin shall deliver a new written notice to Vantage pursuant to the foregoing clause (i) and again comply with the requirements of this Section 7.9(e) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

(f) Provided that Yadkin and the Yadkin Board of Directors comply with their applicable obligations under Section 7.9(e), nothing in this Section 7.9 shall prohibit the Yadkin Board of Directors from (i) taking and disclosing to the Yadkin Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communications to Yadkin Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Yadkin Shareholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (i) or (ii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

(g) As used in this Agreement, “Yadkin Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Vantage and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Yadkin and its Subsidiaries equal to more than 10% of Yadkin’s consolidated assets or to which more than 10% of Yadkin’s net income on a consolidated basis are attributable, (ii) acquisition of more than 10% of the outstanding Yadkin Common Stock or the capital stock of any Subsidiary of Yadkin, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Yadkin Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Yadkin or any of its Subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Yadkin Common Stock involved is more than 10%; in each case, other than the Merger.

(h) As used in this Agreement, “Yadkin Superior Proposal” shall mean any bona fide written Yadkin Takeover Proposal that the Yadkin Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Yadkin Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Agreement proposed by Vantage in response to such proposal or otherwise.

7.10 No Solicitation by Vantage.

(a) Except as specifically permitted by this Section 7.10, Vantage shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, directly or indirectly, (i) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Vantage Takeover Proposal, or (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with any Vantage Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Vantage Takeover Proposal. Vantage shall, and shall cause each of the Vantage Subsidiaries and each of its and the Vantage Subsidiaries’ Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Vantage Takeover Proposal as of the date of this Agreement, (2) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Vantage and the Vantage Subsidiaries delivered or made available to such Person or its Representatives by Vantage, the Vantage Subsidiaries or any Representatives thereof, in connection with its consideration of a Vantage Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b) Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Vantage Stockholder Approval, Vantage or any of its Representatives receives a bona fide written Vantage Takeover Proposal from any Person or group of Persons, which Vantage Takeover Proposal did not result from any breach of this Section 7.10, then Vantage and its Representatives may, if the Vantage Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Vantage Takeover Proposal constitutes a Vantage Superior Proposal (i) furnish, pursuant to an Acceptable Vantage Confidentiality Agreement, information (including non-public information) with respect to Vantage and its Subsidiaries to the Person or group of Persons who has made such Vantage Takeover Proposal and their respective Representatives; provided that Vantage shall (subject to the terms of the Confidentiality Agreement) promptly make available to Yadkin (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Yadkin in accordance with the applicable provisions of Section 10.4, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Yadkin or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Vantage Takeover Proposal and their respective Representatives; provided, further that Vantage shall promptly provide to Yadkin (1) a copy of any Vantage Takeover Proposal made in writing by any such Person or group of Persons to Vantage, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Vantage Takeover Proposal, and (2) a written summary of the material terms of any such Vantage Takeover Proposal not made in writing. For the purposes of this Agreement, “Acceptable Vantage Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality matters that are no less favorable to Vantage than those contained in the Confidentiality Agreement.

(c) Vantage shall keep Yadkin reasonably informed of any material developments, discussions or negotiations regarding any Vantage Takeover Proposal, including any such proposal first made or discussed with Vantage prior to the date of this Agreement (including forwarding to Yadkin any written materials provided to Vantage or its Representatives in connection with any such Vantage

Takeover Proposal) on a current basis, and shall notify Yadkin of the status of such Vantage Takeover Proposal. Vantage agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date of this Agreement which prohibits Vantage from providing any information to Yadkin in accordance with this Section 7.10.

(d) Except as permitted by Section 7.10(e), the Yadkin Board of Directors shall not (i)(A) fail to recommend to the Vantage Stockholders that the Vantage Stockholder Approval be given or fail to include the Vantage Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Vantage, the Vantage Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer or a temporary “stop, look and listen” communication by the Vantage Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the Vantage Stockholders, a Vantage Takeover Proposal (actions described in this clause (i) being referred to as a “Vantage Adverse Recommendation Change”) or (ii) cause or permit Vantage or any of the Vantage Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Vantage Takeover Proposal (other than an Acceptable Vantage Confidentiality Agreement) (each, a “Vantage Acquisition Agreement”).

(e) Notwithstanding anything to the contrary herein, prior to the time the Vantage Stockholder Approval is obtained, the Vantage Board of Directors may, in connection with a bona fide written Vantage Takeover Proposal, which Vantage Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 7.10, make a Vantage Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.1(f) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Vantage Takeover Proposal, if and only if, prior to taking such action, Vantage has complied with its obligations under this Section 7.10 and the Vantage Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Vantage Takeover Proposal constitutes a Vantage Superior Proposal; provided, however, that prior to taking any such action (i) Vantage has given Yadkin at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Vantage Superior Proposal, including the identity of the party making such Vantage Superior Proposal) and has contemporaneously provided a copy to Yadkin of all written materials (including all transaction agreements and related documents) with or from the party making such Vantage Superior Proposal, (ii) Vantage has negotiated, and has caused its Representatives to negotiate, in good faith with Yadkin during such notice period to the extent Yadkin wishes to negotiate, to enable Yadkin to revise the terms of this Agreement such that it would cause such Vantage Superior Proposal to no longer constitute a Vantage Superior Proposal and (iii) following the end of such notice period, the Vantage Board of Directors shall have considered in good faith any changes to this Plan of Merger proposed in writing by Yadkin, and shall have determined that the Vantage Superior Proposal would continue to constitute a Vantage Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Vantage Takeover Proposal that could have an impact, influence or other effect on the Vantage Board of Directors’ decision or discussion with respect to whether such proposal is a Vantage Superior Proposal, Vantage shall deliver a new written notice to Yadkin pursuant to the foregoing clause (i) and again comply with the requirements of this Section 7.10(e) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

(f) Provided that Vantage and the Vantage Board of Directors comply with their applicable obligations under Section 7.10(e), nothing in this Section 7.10 shall prohibit the Vantage Board of Directors from (i) taking and disclosing to the Vantage Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any “stop-look-and-listen” communications to Vantage Stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Vantage Stockholders); provided, however, that the taking of any action pursuant to either of the preceding clauses (i) or (ii) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

(g) As used in this Agreement, “Vantage Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Yadkin and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Vantage and its Subsidiaries equal to more than 10% of Vantage’s consolidated assets or to which more than 10% of Vantage’s net income on a consolidated basis are attributable, (ii) acquisition of more than 10% of the outstanding Vantage Common Stock or the capital stock of any Subsidiary of Vantage, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Vantage Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Vantage or any of its Subsidiaries, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income and Vantage Common Stock involved is more than 10%; in each case, other than the Merger.

(h) As used in this Plan of Merger, “Vantage Superior Proposal” shall mean any bona fide written Vantage Takeover Proposal that the Vantage Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Vantage Stockholders from a financial point of view than the Merger, taking into account (i) all legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (ii) any changes to the terms of this Agreement proposed by Yadkin in response to such proposal or otherwise.

7.11 Corporate Governance.

(a) Prior to the Effective Time, Yadkin shall take all actions necessary to adopt the amendments to the Yadkin Bylaws substantially in the form set forth in Exhibit F, effective as of the Effective Time.

(b) At the Effective Time, seven current members of the Yadkin Board will be appointed to the Board of Directors of the Surviving Corporation and the Board of Directors of the Surviving Bank, such members to be selected by the current members of the Yadkin Board, with the consent of the current members of the Vantage Board, which consent shall not be unreasonably withheld, to serve along with seven current members of the Vantage Board and Vantage Bank Board, such members to be selected by the current members of the Vantage Board, with the consent of the current members of the Yadkin Board, which consent shall not be unreasonably withheld, for a period of 24 months following the Effective Time in accordance with the Bylaws of the Surviving Corporation as amended pursuant to Section 7.11(a).

(c) At the Effective Time, the Board of Directors of the Surviving Corporation shall establish a committee for the purpose of administering the Phantom Plan as follows: (i) the members of such committee shall be mutually agreed upon by the Piedmont Board and the Yadkin Board prior to the

Effective Time; (ii) the committee shall be comprised of three members of the Piedmont Board immediately prior to the Effective Time and two members of the Yadkin Board immediately prior to the Effective Time; and (iii) thereafter, the Board of Directors of the Surviving Corporation may not alter the composition of such committee unless a majority of the then members of such committee consent to such alteration.

(d) Subject to and in accordance with the Bylaws of the Surviving Corporation, Mr. Joseph H. Towell will serve as the Executive Chairman of the Surviving Corporation and Surviving Bank, and Mr. Scott M. Custer will serve as President and Chief Executive Officer of the Surviving Corporation and the Surviving Bank. The Executive Chairman shall (i) serve as the Chairman of the Boards of Directors of the Surviving Corporation and Surviving Bank, and (ii) be an officer position, and, together with the Chief Executive Officer, shall report to the Boards of Directors of the Surviving Corporation and Surviving Bank. Mr. Joseph H. Towell will serve as Chairman of the Operating Committee of the Surviving Bank. Mr. Adam Abram will serve as the Lead Independent Director of the Board of Directors of the Surviving Corporation and Surviving Bank. At the Effective Time, the Board will adopt a charter substantially in the form attached hereto as Exhibit G for the Operating Committee of the Surviving Corporation and the Surviving Bank.

(e) As soon as practicable following the Effective Time, Yadkin shall consider a proposal to convert to a Delaware corporation.

(f) As soon as practicable following the date of this Agreement, Yadkin will use reasonable commercial efforts to obtain the approval of the listing of the Yadkin Common Stock on the New York Stock Exchange, such that the Yadkin Common Stock, (including the shares of Yadkin Common Stock to be issued in the Mergers) shall, at the Effective Time be listed on the New York Stock Exchange.

7.12 Restructuring Efforts. If Yadkin shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such Party or its shareholders or stockholders, as applicable) and to resubmit the transaction to Yadkin’s shareholders for approval, with the timing of such resubmission to be determined at the request of Vantage.

7.13 Reasonable Best Efforts; Cooperation. Each of Yadkin and Vantage agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement.

7.14 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Vantage shall take all such steps as may be required to cause any acquisitions of Vantage Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of Yadkin who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Vantage to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15 Vantage Offering. As of the date of this Agreement, Vantage shall have entered into securities purchase agreements with investors to purchase shares of capital stock of Vantage for approximately $47 million in order to redeem the Series A and Series B Preferred Stock (the “Vantage Offering”). The Vantage Offering shall close within 30 days of the date of this Agreement.

7.16 Piedmont Matters. As of the Effective Time, Piedmont shall (i) have terminated any and all contracts and agreements except for: (A) the Phantom Plan and underlying award agreements set forth in Section 5.2(a) of the Piedmont Disclosure Schedule; and (B) that certain lease agreement between Piedmont and Highwood Properties, Inc.; and (ii) have no other assets or liabilities on the balance sheet of Piedmont except for: (A) cash; (B) 32,242,726 shares of Vantage Common Stock; (C) a deferred tax asset; (D) the Phantom Plan, and (E) obligations under that certain lease agreement between Piedmont and Highwood Properties, Inc.

7.17 Form S-8. Simultaneous with the Closing, the Surviving Corporation shall file with the SEC a registration statement on Form S-8 to register under the Securities Act the Holdback Shares deposited in the Trust.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation To Effect the Mergers. The respective obligations of the Parties to effect the Mergers shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Shareholder Approvals. The Piedmont Stockholder Approval, the Yadkin Shareholder Approval and the Vantage Stockholder Approval shall have been obtained by the requisite affirmative vote of the holders of Piedmont Shares, Yadkin Shares and the Vantage Shares entitled to vote thereon.

(b) The NYSE Listing. The shares of Yadkin Common Stock to be issued to the holders of Vantage Common Stock and Piedmont Common Stock upon consummation of the Mergers shall have been authorized for listing on the New York Stock Exchange (or such other national securities exchange mutually agreed upon by the Parties).

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Mergers.

(e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(f) Vantage TARP Redemption. The Vantage Series A Preferred Stock and the Vantage Series B Preferred Stock shall have been redeemed by Vantage.

(g) Change-In-Control Payments. The Employees of Vantage and Yadkin that enter into employment agreements with the Surviving Corporation and the Surviving Bank pursuant to Section 7.5(e) shall have waived the right to receive any cash change-in-control payments to which they could otherwise be entitled as a result of the Mergers in consideration of such employees’ continued employment with the Surviving Corporation and Surviving Bank following the Effective Time.

8.2 Conditions to Obligations of Vantage. The obligation of Vantage to effect the Vantage Merger is also subject to the satisfaction, or waiver by Vantage, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 10.2, the representations and warranties of Yadkin set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Vantage shall have received a certificate signed on behalf of Yadkin by the Chief Executive Officer or the Chief Financial Officer of Yadkin to the foregoing effect.

(b) Performance of Obligations of Yadkin. Yadkin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Vantage shall have received a certificate signed on behalf of Yadkin by the Chief Executive Officer or the Chief Financial Officer of Yadkin to such effect.

(c) Federal Tax Opinion. Vantage shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Vantage, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Vantage Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Yadkin, Vantage and Piedmont.

(d) Support Agreements. Each member of the Yadkin Board shall have executed and delivered to Vantage a Support Agreement in the form attached as Exhibit B.

8.3 Conditions to Obligations of Yadkin. The obligation of Yadkin to effect the Vantage Merger and the Piedmont Merger is also subject to the satisfaction or waiver by Yadkin at or before the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 10.2, the representations and warranties of Vantage and Piedmont set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Yadkin shall have received certificates signed on behalf of Vantage and Piedmont by the Chief Executive Officer or the Chief Financial Officer of Vantage and Piedmont, respectively, to the foregoing effect.

(b) Performance of Obligations of Vantage and Piedmont. Vantage and Piedmont shall have performed in all material respects all obligations required to be performed by them under this Agreement at or before the Effective Time, and Yadkin shall have received certificates signed on behalf of Vantage and Piedmont by the Chief Executive Officer or the Chief Financial Officer of Vantage and Piedmont, respectively, to such effect.

(c) Federal Tax Opinion. Yadkin shall have received the opinion of its counsel, Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to Yadkin, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Vantage Merger and the Piedmont Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by any of the holders of Yadkin Common Stock in the Mergers. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Piedmont, Yadkin and Vantage.

(d) Support Agreements. Each member of the Vantage Board shall have executed and delivered to Yadkin a Support Agreement in the form attached as Exhibit B.

(e) Stockholder Agreements. Holders of at least 45% of shares of Piedmont shall have executed and delivered to Yadkin a Stockholder Agreement in the form attached as Exhibit C.

(f) Notices of Dissent. Piedmont shall have not received timely notice from its stockholders of their intent to exercise their statutory right to dissent with respect to more than 15% of the outstanding shares of Piedmont Common Stock.

8.4 Conditions to Obligations of Piedmont. The obligation of Piedmont to effect the Piedmont Merger is also subject to the satisfaction, or waiver by Piedmont, at or before the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 10.2, the representations and warranties of Yadkin set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Piedmont shall have received a certificate signed on behalf of Yadkin by the Chief Executive Officer or the Chief Financial Officer of Yadkin to the foregoing effect.

(b) Performance of Obligations of Yadkin. Yadkin shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Piedmont shall have received a certificate signed on behalf of Yadkin by the Chief Executive Officer or the Chief Financial Officer of Yadkin to such effect.

(c) Federal Tax Opinion. Piedmont shall have received the opinion of its counsel, Bryan Cave LLP, in form and substance reasonably satisfactory to Piedmont, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Piedmont Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Piedmont, Yadkin and Vantage.

(d) Support Agreements. Each member of the Yadkin Board shall have executed and delivered to Vantage a Support Agreement in the form attached as Exhibit B.

(e) Registration Rights Agreement. Yadkin and the Piedmont stockholders that are parties thereto shall have executed and delivered a Registration Rights Agreement substantially in the form attached hereto as Exhibit D.

(f) Trust. Yadkin shall have established the Trust in accordance with Section 1.4(g) hereof, and the Trust Agreement substantially in the form attached hereto as Exhibit E shall have been executed and delivered by Yadkin and the trustee thereunder.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Agreement, after receipt of the Yadkin Shareholder Approval, the Vantage Stockholder Approval or the Piedmont Stockholder Approval (the date of such termination, the “Termination Date”), as follows:

(a) by mutual written consent of Yadkin, Vantage and Piedmont;

(b) by either Piedmont, Yadkin or Vantage, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of either of the Mergers and such Order or other action is final and nonappealable. The right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the party seeking to terminate if (i) the failure of Yadkin, in the case of a termination by Yadkin, or (ii) the failure of Vantage, in the case of a termination by Vantage, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;

(c) by either Piedmont, Yadkin or Vantage, if the Mergers do not occur on or before December 31, 2014; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if (i) the failure of Yadkin, in the case of a termination by Yadkin, or (ii) the failure of Vantage, in the case of a termination by Vantage, or (iii) the failure of Piedmont, in the case of a termination by Piedmont to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before December 31, 2014;

(d) by any of Yadkin, Vantage or Piedmont (i) if the Yadkin Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Yadkin Shareholder Approval shall not have been obtained, (ii) if the Vantage Stockholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Vantage Stockholder Approval shall not have been obtained, or (iii) if the Piedmont Stockholder Meeting (including any postponements or adjournments) shall have concluded and finally adjourned and the Piedmont Stockholder Approval shall not have been obtained. The right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to the party seeking to terminate if (A) the failure of Yadkin, in the case of a termination by Yadkin, (B) the failure of Vantage, in the case of a termination by Vantage, or (C) the failure by Piedmont in the case of a termination by Piedmont, to perform any of its obligations under this Agreement required to be performed at or prior to the Yadkin Shareholder Meeting, the Vantage Stockholder Meeting, or the Piedmont Stockholder Meeting, as applicable, has been a substantial cause of, or a substantial factor that resulted in, the Yadkin Shareholder Approval, the Vantage Stockholder Approval, or the Piedmont Stockholder Approval, as applicable, not having been obtained;

(e) by Yadkin, if Vantage or Piedmont shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (ii) (A) cannot be cured by December 31, 2014, or (B) if capable of being cured by December 31, 2014, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Yadkin’s intention to terminate this Agreement if such breach or failure is not cured) from Yadkin of such breach or failure; provided, that Yadkin shall not have a right to terminate this Agreement pursuant to this Section 9.1(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.1 or Section 8.2;

(f) by Vantage, if Yadkin shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (ii) (A) cannot be cured by December 31, 2014 or (B) if capable of being cured by December 31, 2014, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Vantage’s intention to terminate this Agreement if such breach or failure is not cured) from Vantage of such breach or failure; provided, that Vantage shall not have a right to terminate this Agreement pursuant to this Section 9.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 8.1 or Section 8.3;

(g) by Yadkin prior to the receipt of the Vantage Stockholder Approval if (i) the Vantage Board of Directors shall have effected a Vantage Adverse Recommendation Change; (ii) the Vantage Board of Directors shall have failed to reject a Vantage Takeover Proposal and reaffirm the Vantage Board Recommendation within five Business Days following the public announcement of such Vantage Takeover Proposal and in any event at least two Business Days prior to the Vantage Stockholder Meeting; (iii) Vantage enters into a Vantage Acquisition Agreement; (iv) Vantage shall have failed to comply in all material respects with its obligations under Section 7.10; (v) subject to Vantage’s rights to adjourn or postpone the Vantage Stockholder Meeting, Vantage shall have failed to call, give proper notice of, convene and hold the Vantage Stockholder Meeting; or (vi) Vantage or the Vantage Board of Directors shall have publicly announced its intention to do any of the foregoing;

(h) by Vantage prior to the receipt of the Yadkin Shareholder Approval if (i) the Yadkin Board of Directors shall have effected a Yadkin Adverse Recommendation Change; (ii) the Yadkin Board of Directors shall have failed to reject a Yadkin Takeover Proposal and reaffirm the Yadkin Board Recommendation within five Business Days following the public announcement of such Yadkin Takeover Proposal and in any event at least two Business Days prior to the Yadkin Shareholder Meeting; (iii) Yadkin enters into a Yadkin Acquisition Agreement; (iv) Yadkin shall have shall have failed to comply in all material respects with its obligations under Section 7.9; (v) subject to Yadkin’s rights to adjourn or postpone the Yadkin Shareholder Meeting as permitted by Section 7.4, Yadkin shall have failed to call, give proper notice of, convene and hold the Yadkin Shareholder Meeting; or (vi) Yadkin or the Yadkin Board of Directors shall have publicly announced its intention to do any of the foregoing;

(i) by Yadkin prior to receipt of the Yadkin Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Yadkin Superior Proposal; provided, however, that (i) Yadkin has complied with Section 7.9 in all material respects and (ii) Yadkin pays (or causes to be paid) the Yadkin Termination Fee and Yadkin Expense Reimbursement prior to or simultaneously with such termination;

(j) by Vantage prior to receipt of the Vantage Stockholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Vantage Superior Proposal; provided, however, that (a) Vantage has complied with Section 7.10 in all material respects and (b) Vantage pays (or causes to be paid) the Vantage Termination Fee and Vantage Expense Reimbursement prior to or simultaneously with such termination;

(k) by Yadkin, if (i) the Vantage Stockholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Vantage Stockholder Approval shall not have been obtained as a result of a failure by Piedmont to vote any of Piedmont’s shares of Vantage Common Stock in favor of the Vantage Merger, or (ii) the Piedmont Stockholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Piedmont Stockholder Approval shall not have been obtained.

9.2 Effect of Termination.

(a) In the event that:

(i) this Agreement is terminated by Yadkin pursuant to Section 9.1(g), Vantage shall pay, or cause to be paid, to Yadkin cash in the amount of $2,000,000, plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Yadkin in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Yadkin of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $1,000,000 (the “Vantage Expense Reimbursement”), and, if at any time prior to the date that is 12 months after the date of such termination, Vantage or any of its Affiliates enters into any definitive agreement providing for a Vantage Takeover Proposal or consummates a Vantage Takeover Proposal, Vantage shall pay, or cause to be paid, to Yadkin cash in an amount equal to $10,000,000 (the “Vantage Termination Fee”), minus the $2,000,000 paid to Yadkin as provided above;

(ii) this Agreement is terminated by Yadkin pursuant to Section 9.1(e), Vantage shall pay, or cause to be paid, to Yadkin cash in an amount equal to the Vantage Expense Reimbursement; and if (A) any Person shall have made (whether or not subsequently withdrawn) a Vantage Takeover Proposal prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 9.1(e) or (2) the Vantage Stockholder Meeting, and (B) at any time prior to the date that is 12 months after the date of any such termination, Vantage or any of its Affiliates enters into any definitive agreement providing for a Vantage Takeover Proposal or consummates a Vantage Takeover Proposal, then Vantage shall pay, or cause to be paid, to Yadkin cash in an amount equal to the Vantage Termination Fee plus the Vantage Expense Reimbursement (to the extent such Vantage Expense Reimbursement has not been previously paid to Yadkin);

(iii) (A) this Agreement is terminated by Yadkin pursuant to Section 9.1(c), (B) any Person shall have made (whether or not subsequently withdrawn) a Vantage Takeover Proposal prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Vantage or any of its Affiliates enters into any definitive agreement providing for a Vantage Takeover Proposal or consummates a Vantage Takeover Proposal, then Vantage shall pay, or cause to be paid, to Yadkin cash in an amount equal to the Vantage Termination Fee plus the Vantage Expense Reimbursement;

(iv) this Agreement is terminated by Vantage pursuant to Section 9.1(j), then Vantage shall pay, or cause to be paid, to Yadkin, prior to or contemporaneously with such termination, cash in an amount equal to the Vantage Termination Fee plus the Vantage Expense Reimbursement (and any purported termination pursuant to Section 9.1(j) shall be void and of no force or effect unless Vantage shall have made such payment);

(v) this Agreement is terminated by Vantage pursuant to Section 8.1(h), Yadkin shall pay, or cause to be paid, to Vantage cash in the amount of $2,000,000, plus the out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants, and other Representatives) actually incurred by or on behalf of Vantage in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the transactions contemplated by this Agreement and the due diligence and evaluation by Vantage of the transactions contemplated by this Agreement, in an aggregate amount not to exceed $1,000,000 (the “Yadkin Expense Reimbursement”), and, if at any time prior to the date that is 12 months after the date of any such termination, Vantage or any of its Affiliates enters into any definitive agreement providing for a Yadkin Takeover Proposal or consummates a Yadkin Takeover Proposal, Yadkin shall pay, or cause to be paid, to Vantage cash in an amount equal to $10,000,000 (the “Yadkin Termination Fee”) minus the $2,000,000 paid to Vantage as provided above;

(vi) this Agreement is terminated by Vantage pursuant to Section 9.1(f), Yadkin shall pay, or cause to be paid, to Vantage cash in an amount equal to the Yadkin Expense Reimbursement; and if (A) any Person shall have made (whether or not subsequently withdrawn) a Yadkin Takeover Proposal prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 9.1(f) or (2) the Yadkin Shareholder Meeting, and (B) at any time prior to the date that is 12 months after the date of any such termination, Yadkin or any of its Affiliates enters into any definitive agreement providing for a Yadkin Takeover Proposal (provided that, for purposes of this Section 9.2(a)(vi)(B), the references to “10%” in the definition of “Yadkin Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Yadkin Takeover Proposal, then Yadkin shall pay, or cause to be paid, to Vantage cash in an amount equal to the Yadkin Termination Fee plus the Yadkin Expense Reimbursement (to the extent such Yadkin Expense Reimbursement has not been previously paid to Vantage);

(vii) (A) this Agreement is terminated by Vantage or Piedmont pursuant to Section 9.1(c), (B) any Person shall have made (whether or not subsequently withdrawn) a Yadkin Takeover Proposal prior to the date of any such termination, and (C) at any time prior to the date that is 12 months after the date of any such termination, Yadkin or any of its Affiliates enters into any definitive agreement providing for a Yadkin Takeover Proposal (provided that, for purposes of this Section 9.2(a)(vii)(B), the references to “10%” in the definition of “Yadkin Takeover Proposal” shall be deemed to be references to “50%”) or consummates a Yadkin Takeover Proposal, then Yadkin shall pay, or cause to be paid, to Vantage cash in an amount equal to the Yadkin Termination Fee plus the Yadkin Expense Reimbursement;

(viii) this Agreement is terminated by Yadkin pursuant to Section 9.1(i), then Yadkin shall pay, or cause to be paid, to Vantage, prior to or contemporaneously with such termination, cash in an amount equal to the Yadkin Termination Fee plus the Yadkin Expense Reimbursement (and any purported termination pursuant to Section 9.1(i) shall be void and of no force or effect unless Yadkin shall have made such payment); or

(ix) this Agreement is terminated by Yadkin pursuant to Section 9.1(k), then Vantage shall pay, or cause to be paid, to Yadkin, prior to or contemporaneously with such termination, cash in an amount equal to the Vantage Termination Fee plus the Vantage Expense Reimbursement.

(b) Each of the Parties hereto acknowledge and agree that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. Accordingly, (i) if Vantage fails to pay the amounts due pursuant to this Section 9.2 and, in order to obtain such payment, Yadkin commences a suit that results in a judgment against Vantage for the Vantage Termination Fee or the Vantage Expense Reimbursement, then Vantage shall pay Yadkin its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Vantage Termination Fee and the Vantage Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made and (ii) if Yadkin fails to pay the amount due pursuant to this Section 9.2 and, in order to obtain such payment, Vantage commences a suit that results in a judgment against Yadkin for the Yadkin Termination Fee or the Yadkin Expense Reimbursement, then Yadkin shall pay Vantage its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Yadkin Termination Fee or the Yadkin Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

(c) On any termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Section 7.2(b), Section 9.2 and Article X), and, subject to the payment of any amounts owing pursuant to this Section 9.2, there shall be no other liability on the part of Yadkin, Vantage or Piedmont to the other Parties. Notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Agreement or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.

9.3 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of Yadkin; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Yadkin, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the merger consideration to be delivered under this Agreement, if such alteration or change would adversely affect the holders of any security of Yadkin, (b) alters or changes any term of the certificate of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Yadkin, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Yadkin, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.4 Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Vantage, then Vantage may postpone the Closing until the first full week after the end of that fiscal quarter.

10.2 Standard. No representation or warranty of Yadkin contained in Article III of Vantage contained in Article IV or Piedmont in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Yadkin, Article IV, in the case of Vantage or Article V in the case of Piedmont, has had or would be reasonably likely to have a Material Adverse Effect with respect to Yadkin, Vantage or Piedmont, respectively (disregarding for purposes of this Section 10.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.2, 3.3(a), 3.3(b)(i) and 3.7 in the case of Yadkin; Sections 4.2, 4.3(a), 4.3(b)(i), and 4.7, in the case of Vantage, and Sections 6.2(a) and 6.2(d) in the case of Piedmont, shall be deemed untrue and incorrect if not true and correct in all material respects; and (y) Section 3.8(a), in the case of Yadkin, and Section 4.8(a), in the case of Vantage, shall be deemed untrue and incorrect if not true and correct in all respects.

10.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 7.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

10.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Yadkin, to:

Yadkin Financial Corporation

300 E. Broad Street

Statesville, NC 28677

Attention: Joseph Towell, President and Chief Executive Officer

E-mail: Joe.Towell@yadkinbank.com

with a copy to:

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, SC 29601

Attention: Neil E. Grayson

Email: neil.grayson@nelsonmullins.com

(b) if to Vantage, to:

VantageSouth Bancshares, Inc.

3600 Glenwood Avenue, Suite 300

Raleigh, NC 27612

Attention: Scott M. Custer, President and Chief Executive Officer

Email: Scott.Custer@vsb.com

with a copy to:

Womble Carlyle Sandridge & Rice, LLP

271 17th Street, NW, Suite 2400

Atlanta, GA 30363

Attention: Richard T. Hills

Email: rhills@wcsr.com

(c) if to Piedmont, to:

Piedmont Community Bank Holdings, Inc.

3600 Glenwood Avenue

Raleigh, NC 27612

Attention: Scott M. Custer, President and Chief Executive Officer

Email: Scott.Custer@vsb.com

with a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Attention: Kenneth L. Henderson

email: kenneth.henderson@bryancave.com

10.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Yadkin Disclosure Schedule, the Vantage Disclosure Schedule and the Piedmont Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “Knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

10.7 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

10.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Raleigh, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.9 Publicity. Neither Yadkin, Vantage nor Piedmont shall, and neither Yadkin, Vantage nor Piedmont shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Vantage and Piedmont, in the case of a proposed announcement by Yadkin, or Yadkin, in the case of a proposed announcement by Vantage or Piedmont; provided, however, that any Party may, without the prior consent of the other Parties (but after prior consultation with the other Parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of NASDAQ, NYSE MKT, or the New York Stock Exchange.

10.10 Assignment; Third-Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.

(b) No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

10.11 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. The Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, Yadkin, Vantage and Piedmont have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

YADKIN FINANCIAL CORPORATION

By:	/s/ Joseph H. Towell
	Name:	Joesph H. Towell
	Title:	President and Chief Executive Officer

VANTAGESOUTH BANCSHARES, INC.

By:	/s/ Scott M. Custer
	Name:	Scott M. Custer
	Title:	President and Chief Executive Officer

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Scott M. Custer
	Name:	Scott M. Custer
	Title:	President and Chief Executive Officer

EXHIBIT A

SUBSIDIARY PLAN OF MERGER

This SUBSIDIARY PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the      day of             , 2014, by and between Yadkin Bank, a North Carolina banking corporation (“Yadkin Bank”), and VantageSouth Bank, a North Carolina banking corporation (“VantageSouth Bank”).

WITNESSETH:

WHEREAS, Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), VantageSouth Bancshares, Inc., a Delaware corporation (“VantageSouth”), and Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Piedmont”) entered into that certain Agreement and Plan of Merger dated as of January 27, 2014 (the “Merger Agreement”), which provides for the merger of VantageSouth with and into Yadkin (the “VantageSouth Merger”) and the merger of Piedmont with and into Yadkin (the “Piedmont Merger”);

WHEREAS, following consummation of the VantageSouth Merger and the Piedmont Merger, Yadkin and VantageSouth, as the current sole-shareholders, respectively, of Yadkin Bank and VantageSouth Bank, desire to consolidate the operations of Yadkin Bank and VantageSouth Bank pursuant to the merger of VantageSouth Bank with and into Yadkin Bank (the “Subsidiary Merger”);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, VantageSouth Bank shall be merged with and into Yadkin Bank as authorized by the relevant provisions of the Bank Merger Act (12 U.S.C. § 1828(c)) and Chapter 53C of the North Carolina General Statutes. Yadkin Bank shall be the surviving bank resulting from the Subsidiary Merger (the “Surviving Bank”) and shall be operated as a wholly owned subsidiary of Yadkin. At the Effective Time, the separate existence of VantageSouth Bank shall cease.

Section 1.2 Effective Time. The Subsidiary Merger shall not be effective unless and until (i) the VantageSouth Merger is consummated; (ii) the Piedmont Merger is consummated; and (iii) the Subsidiary Merger receives all necessary approvals from the Federal Deposit Insurance Commission (“FDIC”) pursuant to 12 C.F.R. § 303.62 and the North Carolina Commissioner of Banks (“NCCOB”) pursuant to N.C.G.S. § 53C-7 or such later time as specified in the Articles of Merger filed with the North Carolina Secretary of State (the “Effective Time”).

Section 1.3 Articles of Incorporation and Bylaws.

(a) The Articles of Incorporation of Yadkin Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time.

(b) The Bylaws of Yadkin Bank in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.

Section 1.4 Directors and Officers. The directors and officers of the Surviving Bank as set forth in Section 7.5(e) and Section 7.11 of the Merger Agreement, together with such additional persons as may thereafter be appointed, shall serve as the directors and officers of the Surviving Bank from and after the Effective Time, in accordance with the Bylaws of the Surviving Bank.

Section 1.5 Offices. The principal office of the Surviving Bank will be located in Statesville, North Carolina. Immediately after the Effective Time, a branch of the Surviving Bank will be established at each branch location of Yadkin Bank and VantageSouth Bank which existed immediately prior to the Effective Time.

Section 1.6 Existence, Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.

(a) As of the Effective Time, the corporate existence of Yadkin Bank and VantageSouth Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same institution as Yadkin Bank and VantageSouth Bank.

(b) As of the Effective Time, all rights, franchises, and interests of both Yadkin Bank and VantageSouth Bank in and to every type of property (real, personal, and mixed), and all choses in action of both Yadkin Bank and VantageSouth Bank shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Subsidiary Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Yadkin Bank or VantageSouth Bank at the Effective Time.

(c) All liabilities and obligations of both Yadkin Bank and VantageSouth Bank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Yadkin Bank and VantageSouth Bank were so bound at the Effective Time.

ARTICLE II

MANNER AND BASIS OF CONVERTING SHARES OF STOCK

Section 2.1 Manner of Conversion. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:

(a) Each share of Yadkin Bank common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.

(b) Each share of VantageSouth Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE III

COVENANTS AND AGREEMENTS

Section 3.1 Commercially Reasonable Efforts, Cooperation. Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.

Section 3.2 Regulatory Matters.

(a) Following the execution and delivery of this Plan of Merger, Yadkin Bank and VantageSouth Bank shall cause to be prepared and filed all required applications and filings with the FDIC and NCCOB, and any other state or federal regulatory authority having jurisdiction over the Subsidiary Merger (collectively, such regulatory authorities are referred to herein as the “Regulatory Authorities”) which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Subsidiary Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.

(b) Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger. The parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

Section 3.3 Tax Treatment. Each of the parties undertakes and agrees to use its commercially reasonable efforts to cause the Subsidiary Merger to qualify, and to take no action which would cause the Subsidiary Merger not to quality, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

ARTICLE IV

CONDITIONS TO CLOSING

The obligations of Yadkin Bank and VantageSouth Bank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:

Section 4.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction of the conditions set forth in Article VIII of the Merger Agreement. In addition, the closing of the Subsidiary Merger is expressly conditioned on the prior closing of the VantageSouth Merger and the Piedmont Merger.

Section 4.2 Regulatory Approvals. The Regulatory Authorities shall have approved or consented to the Subsidiary Merger, and all other required regulatory approvals of the VantageSouth Merger and the Piedmont Merger shall have been received and any applicable waiting periods shall have expired.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1 Termination. This Plan of Merger may be terminated and the Subsidiary Merger abandoned at any time prior to the Effective Time by mutual consent of the parties hereto. In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Agreement shall terminate and become void and shall have no effect, without further liability on behalf of any party. The Plan of Merger shall also be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article IX thereof.

Section 5.2 Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of Yadkin Bank and VantageSouth Bank.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

Section 6.2 Persons Bound; No Assignment. This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.

Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina.

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

YADKIN BANK

By:
Joseph H. Towell, President and
Chief Executive Officer

VANTAGESOUTH BANK

By:
Scott M. Custer, Chief Executive Officer

EXHIBIT B

SUPPORT AGREEMENT

January     , 2014

Ladies and Gentlemen:

The undersigned is a director of                     , a                      corporation (“            ”), and the beneficial holder of shares of common stock of              (the “             Common Stock”).

                    , a                      corporation (“            ”), and              are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Yadkin through the merger of Yadkin with and into Vantage (the “Merger”). The consummation of the Merger pursuant to the Agreement by             is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that              will incur in connection with the transactions contemplated by the Agreement and to induce              to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of             , and not in his or her capacity as a director or officer of             , as follows:

1. While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of             , which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of              shareholders to approve the Merger (the “             Shareholders Meeting”) any or all of his or her shares of              Common Stock or (b) deposit any shares of              Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of              Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

2. While this letter agreement is in effect, the undersigned shall vote all of the shares of              Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of              Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Agreement and the Merger at the              Shareholders Meeting; and (b) against any Alternative Transaction (as defined in the Agreement) (other than the Merger).

3. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available,              shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of              and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of             .

6. This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger or (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of              Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares owned with sole voting authority:

Number of shares owned with shared voting authority:

Accepted and agreed to as of the date first above written:

By:
Its:

EXHIBIT C

STOCKHOLDERS’ AGREEMENT

January     , 2014

Ladies and Gentlemen:

The undersigned is a stockholder of Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Piedmont”), and the beneficial holder of shares of common stock of Piedmont (the “Piedmont Common Stock”). Piedmont is the beneficial holder of shares of common stock, par value $0.001 per share, of VantageSouth Bancshares, Inc. (the “Vantage Common Stock”).

Yadkin Financial Corporation, a North Carolina corporation (“Yadkin”), VantageSouth Bancshares, Inc. (“Vantage”), and Piedmont are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Vantage through the merger of Vantage with and into Yadkin (the “Vantage Merger”) and the acquisition of Piedmont through the merger of Piedmont with and into Yadkin (the “Piedmont Merger”, and together with the Vantage Merger, the “Mergers”). The consummation of the Mergers pursuant to the Agreement by Yadkin is subject to the execution and delivery of this letter agreement.

In consideration of the substantial expenses that Yadkin will incur in connection with the transactions contemplated by the Agreement and to induce Yadkin to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in its capacity as a stockholder of Piedmont, as follows:

1. While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Yadkin, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Piedmont stockholders to approve the Mergers (the “Piedmont Stockholders Meeting”) any or all of its shares of Piedmont Common Stock, (b) cause Piedmont to sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Vantage stockholders any or all of Piedmont’s shares of Vantage Common Stock, (c) deposit any shares of Piedmont Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Piedmont Common Stock, or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Mergers and matters related thereto or (d) cause Piedmont to deposit any shares of its Vantage Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Vantage Common Stock, or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Mergers and matters related thereto.

2. While this letter agreement is in effect, the undersigned shall (a) vote or cause to be voted at the Piedmont Stockholder Meeting all of the shares of Piedmont Common Stock that the undersigned then owns and shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (i) for the approval of the Agreement and the Piedmont Merger; and (b) vote or cause to be voted at any duly called meeting of the Piedmont stockholders or in any written consent of the Piedmont stockholders all of the shares of Piedmont Common Stock that the undersigned then owns and shall be entitled to so vote (i) for the approval of the Vantage Merger and (ii) against any Vantage Superior Proposal (as defined in the Agreement).

3. The undersigned hereby waives any rights of appraisal, or rights to dissent from the Mergers, that the undersigned may have.

4. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Yadkin shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

5. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in its capacity as a stockholder of Piedmont. Nothing in this letter agreement shall limit or restrict the undersigned, or any affiliate or designee of the undersigned, who serves on the Board of Directors of Piedmont or Vantage in acting in his or her capacity as a director of Piedmont or Vantage and exercising his or her fiduciary duties and responsibilities.

6. This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Mergers or (b) the date upon which the Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate.

7. As of the date hereof, the undersigned has voting power with respect to the number of shares of Piedmont Common Stock set forth below.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

Print Name

Number of shares of Piedmont Common Stock owned with sole voting authority:

Accepted and agreed to as of the date first above written:

By:
Its:

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the “Agreement”) made and entered into as of this             , 2014, by and among Yadkin Financial Corporation, a North Carolina corporation (the “Company”), each of the entities listed on Schedule A hereto and each of the natural persons listed on Schedule B.

RECITALS

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated January     , 2014, (the “Merger Agreement”) by and among the Company, VantageSouth Bancshares, Inc. (“VantageSouth”), a Delaware corporation and Piedmont Community Bank Holdings, Inc. (“Piedmont”), a Delaware corporation, pursuant to which, each of VantageSouth and Piedmont will be merged into the Company, with the Company as the surviving entity in the merger (the “Merger”);

WHEREAS, on the date hereof (the “Closing Date”), as a result of the transactions contemplated by the Merger Agreement, the Primary Holders and the Secondary Holders will receive shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) in the amount set forth next to their names on Schedules A and B, respectively; and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that the Company enter into this Agreement with the Holders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I CERTAIN DEFINITIONS.

In addition to the other terms defined in this Agreement, the following terms shall have the following meanings, applicable to both the singular and plural forms thereof:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day on which the New York Stock Exchange is open for trading.

“Holders” means the Primary Holders and the Secondary Holders.

“Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

“Marketed Offering” shall mean a registered underwritten offering of Registrable Securities (including any registered underwritten Shelf Takedown) that is consummated, withdrawn or abandoned by the applicable Holders following formal participation by the Company’s management in a customary “road show” (including an “electronic road show”) or other similar marketing effort by the Company.

“Other Registration Rights Agreements” means registration rights agreements entered into by the Company after the date hereof.

“Person” means an individual, a partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary) or any other entity.

“Primary Holders” means any one or more of the Persons (or any Affiliate thereof to which rights are assigned in accordance with Section 23 of this Agreement) whose names are on Schedule A, provided, however, that the term “Primary Holders” shall not include any of the foregoing that ceases to own or hold any Registrable Securities.

“Prospectus” means the prospectus related to any registration statement (including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Registrable Security(ies)” means any shares of Common Stock acquired on the Closing Date or hereafter owned by the Holders; provided that as to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities (i) when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of thereunder; or (ii) when and to the extent such securities are permitted to be publicly sold without limitation as to amount pursuant to Rule 144 (or any successor provision to such Rule) under the Securities Act or are otherwise freely transferrable to the public without further registration under the Securities Act; or (iii) when such securities shall have ceased to be issued and outstanding.

“Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement or with respect to which rights to Piggyback Registration are exercised with respect to Registrable Securities (whether or not any registration or prospectus becomes effective or final), including, without limitation, the following: all registration, qualification, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, the reasonable fees and disbursements of Holders’ Counsel (not to exceed $50,000), and expenses of the Company’s independent accountants in connection with the registration under the Securities Act of Registrable Securities (including the expenses of any regular or special reviews or audits or “comfort” letters incident to or required by any such registration); but shall not include any underwriting discounts, selling commissions, brokerage fees and stock transfer taxes attributable to the sale of Registrable Securities by the Holders, or the fees and expenses of any legal counsel and any other advisors engaged by the Holders (other than fees and disbursements of Holders’ Counsel not in excess of $50,000).

“Secondary Holders” means any one or more of the nature persons named on Schedule B; provided, however, that the term “Secondary Holders” shall not include any of the foregoing that ceases to own or hold any Registrable Securities.

“SEC” means the United States Securities and Exchange Commission, or such other federal agency at the time having the principal responsibility for administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the relevant time.

“WKSI” means a well-known seasoned issuer, as defined in the SEC’s Rule 405.

ARTICLE II DEMAND REGISTRATION.

2.1 (a) Subject to the limitations contained in Section 2(b), at any time after the date that is three months after the Closing Date (the “Rights Effective Date”), Primary Holders may request by written notice delivered to the Company (a “Demand Notice”) that the Company register under the Securities Act all or any portion of the Registrable Securities then held by such Primary Holders, for sale in the manner specified in such notice (including, but not limited to, an underwritten public offering) (a “Demand Registration”). In each such case, the Demand Notice shall specify the number of Registrable Securities for which registration is requested and the proposed manner of disposition of such securities.

(b) The Company shall use its best efforts to file with the SEC within thirty (30) days after the Company’s receipt of a Demand Notice a registration statement for the public offering and sale, in accordance with the method of disposition specified by Primary Holders, of the number of Registrable Securities specified in such notice, and thereafter use its commercially reasonable efforts to cause such registration statement to become effective within sixty (60) days after its filing. Such registration statement may be on Form S-3 or another appropriate form that the Company is eligible to use and that is reasonably acceptable to the managing underwriter, if any; provided that if the Company is a WKSI, an automatic shelf registration on Form S-3 will, at the request of Primary Holders, cover an unspecified number of shares of Common Stock to be sold by the Company and Holders and the Company shall file such a shelf registration statement within fifteen (15) days after receipt of a request by the Primary Holders therefor; provided further that if requested at least fifteen (15) days prior to the Rights Effective Date, the Company shall file such a shelf registration statement on the Rights Effective Date.

(c) The Company shall not have any obligation hereunder to register any Registrable Securities under Section 2(a)(ii) unless it shall have received a request from Primary Holders to register at least ten percent (10%) of the aggregate amount of Registrable Securities held by all of the Primary Holders as of the date of such request.

(d) If the Company is required to use its best efforts to register Registrable Securities in a registration initiated upon the demand of Primary Holders pursuant to Section 2(a)(ii) of this Agreement and the Approved Underwriters, if any, for such offering advise that the inclusion of all securities sought to be registered pursuant to Section 2 hereof may interfere with an orderly sale and distribution of or may materially adversely affect the price of such offering, then the Company will include in such offering, first, the aggregate number of Registrable Securities that are participating in such offering pursuant to Sections 2(a)(ii) or 3(a), allocated pro rata among the Registrable Securities based on the number of shares of Common Stock beneficially owned by each such Holder on the date that the Demand Notice is received by the Company which the Approved Underwriters, if any, advise will not likely have such effect, and second, all other securities requested or proposed to be included in such registration (including shares of Common Stock to be sold for the account of the Company).

(e) Upon the demand of Primary Holders pursuant to Section 2(a)(ii) made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of shares of Common Stock off of an effective shelf registration statement on Form S-3 pursuant to Rule 415 of the Securities Act (a “Shelf Takedown”), including, subject to the limitations set forth in Section 2(b), an underwritten Shelf Takedown. Notwithstanding the foregoing, such Primary Holders may not demand a Shelf Takedown for an offering that will result in the imposition of a lockup on the Company and the Primary Holders unless the shares requested to be sold by the Primary Holders in such takedown have an aggregate market value (based on the most recent closing price of the Common Stock at the time of the demand) of at least $10 million.

(f) If any Demand Registration of Registrable Securities is in the form of an underwritten public offering, the Primary Holders shall select and obtain one or more investment banking firms of national or regional reputation to act as the managing underwriter or underwriters of the offering; provided, however, that such firm or firms shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned. An investment banking firm or firms selected pursuant to this Section 2(a)(vi) shall be referred to as the “Approved Underwriter” herein.

(g) Upon the demand of Holders, the Company will file and seek the effectiveness of a post-effective amendment to an existing shelf registration statement on Form S-3 in order to register up to the number of shares previously taken down off of such shelf by such Holders and not yet “reloaded” onto such shelf registration statement. The Holders and the Company will consult and coordinate with each other in order to accomplish such replenishments from time to time in a sensible manner.

2.2 The obligations of the Company to effect, or to take any action to effect, a Demand Registration or an underwritten Shelf Takedown shall be limited as follows:

(a) In connection with the provisions of this Section 2, the Primary Holders may require the Company to effect no more than three (3) Demand Registrations or underwritten Shelf Takedowns in the aggregate in any 365 day period during the six (6) year period commencing on the Rights Effective Date. After the expiration of the such period, the Company shall no longer have any obligation to file Demand Registrations at the request of the Primary Holders.

(b) For the avoidance of doubt, until the six (6) year anniversary of the Rights Effective Date, there shall be no limit on the number of non-underwritten Shelf Takedowns that Primary Holders may request (but after such date, Primary Holders shall no longer have the right to make any such requests), and, to the extent that Registrable Securities are not covered by an effective shelf registration on Form S-3, the Primary Holders shall be entitled to demand that the Company effect such a shelf-registration, notwithstanding the limits set forth in this Section 2(b) and no such demand for a shelf registration statement shall count against the limits set forth in this Section 2(b).

2.3 Notwithstanding any other provision of this Agreement, the Company shall have the right to defer or suspend the filing or effectiveness of a registration statement relating to any registration requested under Section 2(a) for a reasonable period of time not to exceed 90 days if a prior registration statement of the Company for an underwritten, public offering by the Company of its securities was declared effective by the SEC less than 120 days prior to the anticipated effective date of the requested registration.

2.4 No registration of Registrable Securities under this Section 2 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Section 3.

ARTICLE III INCIDENTAL REGISTRATION.

3.1 After the three (3) month anniversary of the Rights Effective Date, and until the date that is the fifth anniversary of the Rights Effective Date, subject to the other restrictions contained in this Section 3, if the Company proposes, other than pursuant to Section 2, to register any equity securities of the Company (collectively, “Other Securities”) for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form and in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give prompt written notice (which notice shall specify the intended Registration and distribution) to Holders of its intention to do so (such notice, an “Incidental Notice”), and upon the written request of Holders delivered to the Company within five (5) Business Days after the giving of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by Holders) the Company will use its commercially reasonable efforts to effect, in connection with the registration of the Other Securities, the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Holders (a “Piggyback Registration”); provided, however, that:

(a) if, at any time after giving such written notice of its intention to register Other Securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such Other Securities, the Company may, at its election, give written notice of such determination to Holders, if they requested registration, and thereupon the Company shall be relieved of its obligation to register such Registrable Securities in connection with the registration of such Other Securities (but not from its obligation to pay Registration Expenses to the extent incurred in connection therewith as provided in Section 11), without prejudice, however, to the rights (if any) of Holders to request that such registration be effected as a registration under Section 2;

(b) the Company will not be required to effect any registration of Registrable Securities pursuant to this Section 3 if the Company shall have been advised by the managing underwriter for the offering selected by the Company that, in such firm’s opinion, a registration of Registrable Securities and other securities of the Company at that time may interfere with an orderly sale and distribution of the securities being sold in such offering or materially and adversely affect the price of such securities; provided, however, that if an offering of some but not all of the Registrable Securities requested to be registered by the Holders and securities of all other Persons having rights to include securities held by them in such registration would not adversely affect the distribution or price of the securities to be sold in the offering in the opinion of such firm, then the Company will include in such offering: first, the Other Securities to be registered for the Company’s account, second, the Registrable Securities requested to be registered pursuant to Section 3, allocated pro rata among the Registrable Securities based on the number of shares of Common Stock that the Holders beneficially own as of the date of the Incidental Notice, and third, all Other Securities requested to be included in such registration; and

(c) the Company shall not be required to give notice of, or effect any registration of Registrable Securities under this Section 3 incidental to, the registration of any of its securities in connection with mergers, consolidations, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit or compensation plans.

3.2 No registration of Registrable Securities effected under this Section 3 shall relieve the Company of its obligations (if any) to effect registrations of Registrable Securities pursuant to Section 2.

ARTICLE IV HOLDBACKS; OTHER RESTRICTIONS AND ACKNOWLEDGEMENTS.

4.1 Each Holder agrees with all other Holders and the Company in connection with any underwritten offering made pursuant to a registration statement filed pursuant to Section 2 or 3(a), (whether or not such Holder elected to include Registrable Securities in such registration statement), if requested (pursuant to a written notice) by the managing underwriter or underwriters in such offering, not to effect any public sale or distribution of any of the Company’s securities (except as part of such underwritten offering), including a sale pursuant to Rule 144 or any swap or other economic arrangement that transfers to another any of the economic consequences of owning the Common Stock, or to give any Demand Notice during the period commencing on the date of the Prospectus and continuing for not more than 90 days after the date of the Prospectus (or, in either case, Prospectus supplement if the offering is made pursuant to a “shelf” registration), pursuant to which such public offering shall be made, plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto). In connection with any underwritten offering made pursuant to a registration statement filed pursuant to Section 2 or 3, the Company shall be responsible for negotiating all “lock-up” agreements with the underwriters and, in addition to the foregoing provisions of this Section 4, the Holders agree to execute the form so negotiated; provided that the form so negotiated is reasonably acceptable to the Holders and consistent with the agreement set forth in this Section 5 and that, in the case of a Marketed Offering, the Company’s executive officers and directors shall also have executed such form of agreement so negotiated.

4.2 If any registration pursuant to Section 2 of this Agreement shall be in connection with any: (i) Marketed Offering, the Company will cause each of its executive officers and directors to sign a “lock-up” agreement consistent with that contemplated in the immediately preceding paragraph and (ii) underwritten offering, the Company will also not affect any public sale or distribution of any Common Stock (or securities convertible into or exchangeable or exercisable for common equity) (other than a Registrations on Form S-4, Form S-8 or any successor form for the registration of securities issued or to be issued in connection with a merger, acquisition or employee benefit plan or dividend reinvestment plan) for its own account, within 90 days (plus, a then customary “booster shot” extension required to permit research analysts to publish research reports compliant with Rule 139 under the Securities Act pursuant to FINRA Rule 2711 (or a successor thereto)) after the date of the Prospectus for such offering except as may otherwise be agreed with the Holders in such offering.

4.3 The Company covenants and agrees not to enter into any Other Registration Rights Agreement after the date hereof and prior to the fifth anniversary of the Rights Effective Date that (i) contains registration rights in favor of a third party that would have priority to the rights of the Primary Holders contained in this Agreement or (ii) grants any third party with a right to cause the Company to effect a registration similar to the Demand Registration during such period.

ARTICLE V REGISTRATION PROCEDURES.

If and whenever the Company is required by the provisions of this Agreement to use its best efforts to effect or cause a registration as provided in this Agreement and at such times as customarily occur in registered offerings or Shelf Takedowns, as applicable, the Company will:

5.1 Use its best efforts to prepare and file with the SEC, a registration statement within the time periods specified herein, and use its best efforts to cause such registration statement to become effective as promptly as practicable and to remain effective for the lesser of (x) one hundred twenty days (or, in the case of an shelf registration statement on Form S-3, three years from the effective date of the registration statement if such registration statement is filed pursuant to Rule 415 promulgated under the Securities Act) and (y) such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold (or, if such registration Statement is an automatic shelf registration statement, on the third anniversary of the date of filing of such automatic shelf registration statement); and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

5.2 Prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the Prospectus used in connection therewith as may be necessary to keep such registration statement effective for such period of time required by Section 5(a) above;

5.3 Within a reasonable time prior to the filing of any registration statement, any Prospectus, any amendment to a registration statement, amendment or supplement to a Prospectus or any free writing prospectus, provide copies of such documents to the Holders of the Registrable Securities being sold and to the underwriter or underwriters of an underwritten offering, if applicable, and to underwriter’s counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as Holders or the underwriter or the underwriters may request;

5.4 Within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a Prospectus, provide copies of such document to underwriter’s counsel and counsel for the Holders; fairly consider such reasonable changes in such document prior to or after the filing thereof as underwriter’s counsel or counsel for the Holders shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

5.5 Comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the period during which any such registration statement is required to be effective;

5.6 Furnish to Holders and any underwriter of Registrable Securities, (i) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (ii) such number of copies of the Prospectus, used in connection with such registration statement (including each preliminary Prospectus, any summary Prospectus and the final Prospectus), and (iii) such number of copies of other documents, in each case as Holders or such underwriter may reasonably request;

5.7 Use its best efforts to register or qualify all Registrable Securities covered by such registration statement under the securities or “blue sky” laws of states of the United States as Holders or any underwriter shall reasonably request, and do any and all other acts and things which may be reasonably requested by Holders or such underwriter to consummate the offering and disposition of Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business as a foreign corporation or as a dealer in securities, subject itself to taxation, or consent to general service of process in any jurisdiction wherein it is not then so qualified or subject;

5.8 Reasonably cooperate with Holders and the sole underwriter or managing underwriter of an underwritten offering of shares, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the Holders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least five days prior to any sale of such shares;

5.9 Use, as soon as practicable after the effectiveness of the registration statement, best efforts to cause the Registrable Securities covered by such registration statement to be registered with, or approved by, such other United States public, governmental or regulatory authorities, if any, as may be required in connection with the disposition of such Registrable Securities;

5.10 Use its best efforts to list the securities covered by such registration statement on any securities exchange on which any securities of the Company is then listed, if the listing of such Registrable Securities are then permitted under the applicable rules of such exchange;

5.11 Cooperate with each selling Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

5.12 Take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby and reasonably cooperate with the holders or underwriters (in the case of an underwritten offering) of such Registrable Securities to facilitate the disposition of such Registrable Securities pursuant thereto;

5.13 Notify each selling Holder, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement (including any underwriting agreement) contemplated by Section 5(o) below cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) if the Company has knowledge of the happening of any event that makes any statement made in such registration statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, Prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

5.14 upon the occurrence of, and its knowledge of, any event contemplated by Section 5(m)(vi) above, prepare a supplement or post-effective amendment to the registration statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such that the registration statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

5.15 enter into such agreements and take such other appropriate actions as are customary and reasonably necessary to expedite or facilitate the disposition of such Registrable Securities (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein), and in that regard, deliver to the Holders such documents and certificates as may be reasonably requested by any Holder of the Registrable Securities being sold or, as applicable, the managing underwriters, to evidence the Company’s compliance with this Agreement including, without limitation, using its commercially reasonable efforts to cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) an accountants’ comfort letter substantially similar to that in scope delivered in an underwritten public offering and covering audited and interim financial statements included in the registration statement or, if such letter can not be obtained through the exercise of the Company’s commercially reasonable efforts, cause its independent accountants to deliver to the Company (and to the Holders of Registrable Securities being sold in any registration) a comfort letter based on negotiated procedures providing comfort with respect to the Company’s financial statements included or incorporated by reference in the registration statement at the highest level permitted to be given by such accountants under the then applicable standards of the Association of Independent Certified Accountants with respect to such registration statement. In addition, the Company shall furnish to the Holders of Registrable Securities being included in any registration hereunder an opinion of counsel in substance and scope to that customarily delivered to underwriters in public offerings; and

5.16 if such sale is pursuant to an underwritten public offering, obtain a “cold comfort” letter dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company’s independent registered public accounting firm in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests.

Each Holder agrees if such Holder has Registrable Securities covered by such registration statement that, upon receipt of any written notice from the Company of the happening of any event of the kind described in Section 5(m)(vi) or the existence of a Blackout Period, such holder will forthwith discontinue disposition of such Registrable Securities covered by such registration statement or Prospectus until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(n), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 5(a) with respect to the length of time that the effectiveness of a registration statement must be maintained shall automatically be extended by the amount of time the holder is required to discontinue disposition of such securities.

ARTICLE VI UNDERWRITING.

6.1 If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration hereunder, the Company will enter into and perform its obligations under an underwriting agreement with the underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary provisions relating to indemnities and contribution and the provision of opinions of counsel and accountants’ letters.

6.2 If any registration pursuant to Section 3 hereof shall involve, in whole or in part, an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Section 3 to be included in such underwriting on the same terms and conditions as shall be applicable to the securities being sold through underwriters under such registration. In such case, Holders, if requesting registration, shall be a party to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Holders requesting registration and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, provisions relating to indemnities and contribution.

6.3 In any offering of Registrable Securities pursuant to a registration hereunder, Holders shall also enter into such additional or other agreements as may be customary in such transactions, which agreements may contain, among other provisions, such representations and warranties as the Company or the underwriters of such offering may reasonably request (including, without limitation, those concerning Holders their Registrable Securities, Holders’ intended plan of distribution and any other information supplied by it to the Company for use in such registration statement), and customary provisions relating to indemnities and contribution.

ARTICLE VII INFORMATION BLACKOUT.

7.1 Upon written notice from the Company to Holders that the Company has determined in good faith that sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law (A) which disclosure would have a material adverse effect on the Company or (B) relating to a material business transaction involving the Company (an “Information Blackout”), the Company may postpone the filing of effectiveness of any registration statement required hereunder and, if such registration statement has become effective, the Company shall not be required to maintain the effectiveness of such registration statement and Holders shall suspend sales of Registrable Securities pursuant to such registration statement, in each case, until the earlier of (i) forty-five (45) days after the Company makes such good faith determination, which may, upon advanced written notice to Holders, be renewed for a second forty-five day period if deemed necessary in the good faith judgment of the Company, and (ii) such time as the Company notifies the Holders that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to such registration statement may otherwise be resumed (the number of days from such notice from the Company until the day when the Information Blackout terminates hereunder is hereinafter called a “Blackout Period”).

7.2 Any delivery by the Company of notice of an Information Blackout during the forty-five (45) days immediately following effectiveness of any registration statement effected pursuant to Section 2(a) hereof shall give the Holders the right, by written notice to the Company within twenty (20) Business Days after the end of such Blackout Period, to cancel such registration; in which event, such registration shall not count towards the limits on registrations under Section 2(b).

7.3 If one or more Information Blackouts should occur, then the periods of time that Holders may require the Company to effect the number of Demand Registrations or Shelf Takedowns set forth in each of Sections 2(b)(i) and 2(b)(ii) shall be extended by an aggregate number of days equal to the total number of days in the Blackout Period(s).

ARTICLE VIII RULE 144.

The Company shall use all commercially reasonable efforts to take all actions necessary to comply with the filing requirements described in Rule 144(c)(1) or any successor thereto so as to enable the Holders to sell Registrable Securities without registration under the Securities Act. Upon the written request of Holders, the Company will deliver a written statement as to whether it has complied with the filing requirements under Rule 144(c)(1) or any successor thereto and will cooperate in all reasonable respects with the Holders to remove any restrictive legends contained on any certificates so as to facilitate a sale by the Holders of such shares under Rule 144.

ARTICLE IX PREPARATION; REASONABLE INVESTIGATION; INFORMATION

(a) In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, (i) the Company will give the Holders and underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing, (ii) during normal business hours and subject to such reasonable limitations as the Company may impose to prevent disruption of its business, the Company will provide the underwriters, its counsel and accountants, as well as counsel and accountants to Holders, reasonable and customary access to the Company’s books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such underwriters, its counsel and Holder’s counsel, to conduct a reasonable investigation within the meaning of the Securities Act and (iii) as a condition precedent to including any Registrable Securities in any such registration, the Company may require Holders to furnish the Company such information regarding Holders and the distribution of such securities as the Company may from time to time reasonably request in writing or as shall be required by law or the SEC in connection with any registration.

(b) In connection with each registration and offering of Registrable Securities to be sold by Holders, the Company will, in accordance with customary practice, make available for inspection by representatives of the underwriters and any counsel or accountant retained by such Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

ARTICLE X INDEMNIFICATION AND CONTRIBUTION.

10.1 In the case of each offering of Registrable Securities made pursuant to this Agreement, the Company shall, to the extent permitted by law, indemnify and hold harmless Holders, their officers, directors and Affiliates, each underwriter of Registrable Securities so offered and each Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act (“Holders Indemnitees”), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final Prospectus included therein) relating to the offering and sale of such Registrable Securities, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that the Company shall not be liable to any Holders Indemnitee in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement, or any omission, if such statement or omission shall have been made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Holders specifically for use in the preparation of the registration statement (or in any preliminary or final Prospectus included therein), or any amendment thereof or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Holders and shall survive the transfer of such securities. The foregoing indemnity is in addition to any liability which the Company may otherwise have to any Holders Indemnitee.

10.2 In the case of each offering of Registrable Securities made pursuant to this Agreement, each Holder shall, severally, and not jointly, to the extent permitted by law, indemnify and hold harmless the Company, its officers and Affiliates, and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act and (if requested by the underwriters) each underwriter who participates in the offering and each Person, if any, who controls any such underwriter within the meaning of the Securities Act (the “Company Indemnitees”), from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, to which they or any of them may become subject, under the Securities Act arising out of or based upon, any untrue statement or alleged untrue statement of a material fact contained in the registration statement (or in any preliminary or final Prospectus included therein) relating to the offering and sale of such Registrable Securities or any amendment thereof or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement is contained in, or such fact is omitted from, information furnished in writing to the Company by or on behalf of such Holder specifically for use in the preparation of such registration statement (or in any preliminary or final Prospectus included therein). The aggregate liability of each Holder under such indemnity provision shall be limited to an amount equal to the total net proceeds received by such Holder from such offering. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company and shall survive the transfer of such securities. The foregoing indemnity is in addition to any liability which a Holder may otherwise have to any Company Indemnitee.

10.3 In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 10, such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations provided for in Section 10(a) or (b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and shall pay as incurred the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel at its own expense. Notwithstanding the foregoing, the indemnifying party shall pay as incurred the fees and expenses of one specified counsel retained by the indemnified party in the event (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel, in the written opinion of such counsel, would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party will consent to entry of any judgment or enter into any settlement which (A) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (B) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

10.4 If the indemnification provided for in this Section 10 is held by a court of competent jurisdiction to be unavailable in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in proportion as is appropriate to reflect the relative fault of all parties in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The parties agree that it would not be just and equitable if contributions pursuant to this Section 10(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation and no indemnifying party shall be required to contribute any amount in excess of the amount by which the total price at which the securities were offered to the public by the indemnifying party exceeds the amount of any damages which the indemnifying party has otherwise been required to pay by reason of an untrue statement or omission.

10.5 The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that such indemnified party failed to comply with the applicable Prospectus delivery requirements of the Securities Act as then applicable to the person asserting the loss, claim, damage or liability for which indemnity is sought.

ARTICLE XI EXPENSES.

In connection with any registration under this Agreement, the Company shall pay all Registration Expenses. Holders shall be responsible for all other expenses incurred in connection with such registration.

ARTICLE XII IN-KIND DISTRIBUTIONS.

If a Holder seeks to effectuate an in-kind distribution of all or part of its shares to its direct or indirect equityholders, the Company will, subject to applicable lockups, work with such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder.

ARTICLE XIII MERGER OR CONSOLIDATION.

In the event the Company engages in a merger or consolidation in which the shares of Common Stock are converted into securities of another company, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to Holders by the issuer of such securities. To the extent such new issuer, or any other company acquired by the Company in a merger or consolidation, was bound by registration rights obligations that would conflict with the provisions of this Agreement, the Company will use its reasonable best efforts to modify any such “inherited” registration rights obligations so as not to interfere in any material respects with the rights provided under this Agreement.

ARTICLE XIV NOTICES.

Except as otherwise provided below, whenever it is provided in this Agreement that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties hereto, or whenever any of the parties hereto desires to provide to or serve upon the other party any other communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person, mailed by registered or certified mail (return receipt requested) or sent by overnight courier service or via facsimile transmission (which is confirmed), to the following address (or such other address as may be provided by a the Company or a Holder in accordance with this Section):

14.1 if to the Company, to:

Yadkin Financial Corporation

300 E. Broad Street

Statesville, NC 28677

Attention: [                    ]

Fax: [                    ]

14.2 if to any Holder, at its address as it appears in the books and records of the Company.

The furnishing of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly furnished or served on the party to which it is addressed, in the case of delivery in person or by facsimile, on the date when sent, in the case of overnight mail, on the day after it is sent and in all other cases, five Business Days after it is sent. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

ARTICLE XV ENTIRE AGREEMENT; AMENDMENT.

This Agreement represents the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior oral and written agreements, arrangements and understandings among the parties hereto with respect to such subject matter, and this Agreement can be amended, supplemented or changed, and any provision hereof can be waived or a departure from any provision hereof can be consented to, only by a written instrument making specific reference to this Agreement signed by the Company and the Holders; provided that any waiver must be signed by the party entitled to the benefit of the term or matter being waived.

ARTICLE XVI PARAGRAPH HEADINGS.

The paragraph headings contained in this Agreement are for general reference purposes only and shall not affect in any manner the meaning, interpretation or construction of the terms or other provisions of this Agreement.

ARTICLE XVII APPLICABLE LAW.

This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina applicable to contracts to be made, executed, delivered and performed wholly within such state and, in any case, without regard to the conflicts of law principles of such state.

ARTICLE XVIII CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

18.1 The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of North Carolina and the federal courts of the United States of America located in the State of North Carolina, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

18.2 EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE XIX SEVERABILITY.

If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

ARTICLE XX EQUITABLE REMEDIES.

The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

ARTICLE XXI NO WAIVER.

The failure of any party at any time or times to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver by any party of any condition, and no breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

ARTICLE XXII COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same original instrument.

ARTICLE XXIII SUCCESSORS AND ASSIGNS.

Any and all rights, duties and obligations hereunder shall not be assigned, transferred or delegated by any party hereto without the prior written consent of the other party hereto, except that without the prior written consent of the Company, a Holder may assign, transfer or delegate any of its rights, duties and obligations hereunder to one or more of its Affiliates who receives Registrable Securities. Any transfer or assignment made other than as provided in the first sentence of this Section 23 shall be null and void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written.

THE COMPANY:

YADKIN FINANCIAL CORPORATION

By:
Name:
Title:

THE PRIMARY HOLDERS:

[LIGHTYEAR]

By:
Name:
Title:

[STONEPOINT]

By:
Name:
Title:

THE SECONDARY HOLDERS:

Name:	J. Adam Abram

Name:	Scott Custer

Name:

Name:

Name:

Schedule A

Primary Holders

Name	Number of Shares

[Lightyear]

[Stonepoint]

Schedule B

Secondary Holders

Name	Number of Shares

J. Adam Abram

Scott Custer

EXHIBIT E

RABBI TRUST UNDER

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

PHANTOM EQUITY PLAN

This agreement made this              day of     , by and between Yadkin Financial Corporation, a North Carolina corporation (“Company”) and [                    ] (“Trustee”)

WHEREAS, on or prior to the date hereof, Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Piedmont”) merged with and into Company (the “Merger”) pursuant to the terms and conditions set forth in that certain Agreement and Plan of Merger by and among Yadkin Financial Corporation, VantageSouth Bancshares, Inc., and Piedmont Community Bank Holdings, Inc. dated as of January 24, 2014 (the “Merger Agreement”);

WHEREAS, in connection with the Merger, Company assumed all obligations and liabilities under the Piedmont Community Bank Holdings, Inc. Phantom Equity Plan dated effective as of January 24, 2014 (the “Plan”) attached hereto as Exhibit A;

WHEREAS, Company wishes to establish a trust (hereinafter called “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees;

WHEREAS, as part of the Merger, Company is obligated to distribute to the stockholders of Piedmont who participated in the Merger (“Participating Stockholders”) contingent consideration consisting of the “Contingent Shares” as that term is defined in the Merger Agreement;

WHEREAS, this Trust is being established to serve as a source of payment of both (i) amounts payable under the Plan to Plan participants, and (ii) amounts distributable as Contingent Shares to Participating Stockholders under the Merger Agreement;

WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of shares of common stock of the Company to assist it in the meeting of its liabilities under the Plan and the Merger Agreement;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

ARTICLE I

ESTABLISHMENT OF TRUST

1.1 For purposes of this Trust agreement, the term Company shall refer to the Company and its successors and assigns.

1.2 Company hereby deposits with Trustee in trust [856,447] shares of Common Stock of the Company (the “Shares”), which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

1.3 The Trust hereby established shall be irrevocable.

1.4 The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

1.5 The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants, Participating Stockholders and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan, the Merger Agreement and this Trust Agreement shall be mere unsecured contractual rights of Plan participants, Participating Stockholders and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency, as defined in Article 4 herein.

ARTICLE II

PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

2.1 The Plan Administrator (as defined in the Plan) shall deliver to Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

2.2 The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by the Plan Administrator or such party as it shall designate under the Plan.

2.3 Trustee shall make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan, with amounts required for withholding to be paid by each Plan participant to the Company or the Trustee, as applicable, (in the amounts determined by the Plan Administrator) or otherwise provided for in a manner acceptable to the Company or the Trustee, as applicable, for remittance to the appropriate taxing authority. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due.

2.4 Each Plan participant who would otherwise be entitled to receive a fractional share of Company common stock shall instead receive an amount of cash, without interest, equal to such fraction of the then fair market value of a Share less a proportionate amount of any costs incurred to convert a Share into cash.

ARTICLE III

PAYMENTS TO PARTICIPATING STOCKHOLDERS AND THEIR SUCCESSORS AND BENEFICIARIES

3.1 All Shares held in this Trust by the Trustee after all of the obligations to Plan participants have been fully satisfied under Article II above plus any other assets then held in this Trust by the Trustee, shall be distributed to the Participating Stockholders in accordance with their “Participating Percentages”, as set forth in Schedule 1 hereto.

3.2 Each Participating Stockholder who would otherwise be entitled to receive a fractional share of Company common stock shall instead receive an amount of cash, without interest, equal to such fraction of the then fair market value of a Share less a proportionate amount of any costs incurred to convert a Share into cash.

ARTICLE IV

TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT

4.1 Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) Company is determined to be insolvent by any applicable federal or state bank regulator.

4.2 At all times during the continuance of this Trust, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(a) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(b) Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency.

(c) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants, Participating Stockholders or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants, Participating Stockholders or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

(d) Trustee shall resume the payment of benefits to Plan participants, Participating Stockholders or their beneficiaries in accordance with Articles 2 and 3 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

(e) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to this Article 4 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants, Participating Stockholders or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants, Participating Stockholders or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE V

NO PAYMENTS TO COMPANY

5.1 The Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets.

ARTICLE VI

INVESTMENT AUTHORITY

6.1 Trustee shall hold title to all Trust assets for the purposes set forth in this Trust. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants or Participating Stockholders.

6.2 All voting rights with respect to the Shares (or any other assets of the Trust) will be exercised by the Trustee or the person designated by the Trustee. The Trustee hereby appoints [insert names of individuals selected by Piedmont Board], acting by majority vote, as the persons with such voting rights. No change shall be made to the foregoing appointments without the consent of the Plan Administrator.

6.3 In connection with the payment to a Plan participant or Participating Stockholder of cash in lieu of the receipt of a fractional share pursuant to Section 2.4 or Section 3.2 hereof, the Trustee shall have the power to aggregate all fractional shares that Plan participants and Participating Stockholders would then be otherwise entitled to receive, and sell them as soon as practicable on or after the date that the fractional shares would otherwise be issuable at the then prevailing prices on the open market, on behalf of those Plan participants and Participating Stockholders who would otherwise be entitled to receive a fractional share. After the completion of any such sale, Plan participants and Participating Stockholders shall be entitled to receive a cash payment in an amount equal to their respective pro rata share of the total net proceeds of that sale, less a proportionate amount of any costs incurred in connection with such sale.

ARTICLE VII

DISPOSITION OF INCOME

7.1 During the term of this Trust, all dividends and other distributions received by the Trust, net of expenses and taxes, shall be accumulated and held, and not reinvested in other assets.

ARTICLE VIII

ACCOUNTING BY TRUSTEE

8.1 Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 90 days following the close of each calendar year and within 60 days after the resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal.

ARTICLE IX

RESPONSIBILITY OF TRUSTEE

9.1 Trustee shall act with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request, or approval given in writing by the Company or Plan Administrator which is contemplated by, and in conformity with the terms of the Plan or this Trust. In the event of a dispute between the Company, Plan Administrator, and/or a Plan participant, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

9.2 If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

9.3 Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

9.4 Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein.

9.5 Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

ARTICLE X

COMPENSATION AND EXPENSES OF TRUSTEE

10.1 Company shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

ARTICLE XI

RESIGNATION OF TRUSTEE

11.1 Trustee may resign at any time by written notice to Company, which shall be effective 90 days after receipt of such notice unless Company and Trustee agree otherwise.

11.2 Upon resignation of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 120 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

11.3 If Trustee resigns, a successor shall be appointed, in accordance with Article 12 hereof, by the effective date of resignation. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

ARTICLE XII

APPOINTMENT OF SUCCESSOR

12.1 If Trustee resigns, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor trustee shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence such transfer.

12.2 The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing trust assets, subject to Articles 8 and 9 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

ARTICLE XIII

AMENDMENT OR TERMINATION

13.1 This Trust Agreement may be amended by a written instrument executed by Trustee and Company, except that any amendment that would adversely affect any Plan participants or Participating Stockholders shall also require the written consent of both (i) the Participating Stockholders holding at least 66 2/3% of the aggregate Participating Percentages, and (ii) Participants holding at least 66 2/3% of all Units (as defined in the Plan) then outstanding under the Plan. The Participating Stockholders and Plan participants shall be third party beneficiaries of this Section 13.1. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

13.2 The Trust shall not terminate until the date on which Plan participants, Participating Stockholders and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan and the Merger Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1 Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

14.2 Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

14.3 This Trust Agreement shall be governed by and construed in accordance with the laws of North Carolina.

ARTICLE XV

EFFECTIVE DATE

The effective date of this Trust Agreement shall be     , 2014.

[the remainder of this page is left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Company and Trustee have executed this Plan this              day of     , 2014.

Yadkin Financial Corporation

By:
Title:

[Trustee]

By:
Title:

[Signature Page to Rabbi Trust Agreement]

Schedule 1

Participating Stockholder	Participating Percentage

EXHIBIT F

FORM OF BYLAW AMENDMENT

ARTICLE

Certain Governance Matters

Section 1. DEFINITIONS. The following definitions shall apply to this Article and otherwise as applicable in these Bylaws:

(a)	“Continuing Vantage Directors” shall mean the Directors as of the Effective Time who were nominated to be Directors by the Board of Directors of Vantage prior to the Effective Time and any additional Directors whose appointment or election is endorsed by at least a majority of the Continuing Vantage Directors then in office.

(b)	“Continuing Yadkin Directors” shall mean the Directors as of the Effective Time who were nominated to be Directors by the Board of Directors of Yadkin prior to the Effective Time and any additional Directors whose appointment or election is endorsed by at least a majority of the Continuing Yadkin Directors then in office.

(c)	“Effective Time” has the meaning specified in the Agreement and Plan of Merger, dated as of January , 2014, by and among Vantage, Yadkin and Piedmont Community Bank Holdings, Inc., as amended.

(d)	“Entire Board of Directors” means the total number of Directors which the Corporation would have if there were no vacancies.

(e)	“Specified Period” shall mean the period beginning at the Effective Time and ending on the thirty-six month anniversary of the Effective Time.

(f)	“Vantage” means VantageSouth Bancshares, Inc., a Delaware corporation.

(g)	“Yadkin” means Yadkin Financial Corporation, a North Carolina corporation.

Section 2. EXECUTIVE CHAIRMAN; CEO AND PRESIDENT.

(a) Effective as of the Effective Time, Mr. Joseph H. Towell shall become and serve as Executive Chairman of the Corporation and the Board of Directors and Mr. Scott M. Custer shall become and serve as Chief Executive Officer and President of the Corporation.

(b) During the Specified Period, the Chairman shall be designated “Executive Chairman”, shall be an officer of the Corporation, and shall report directly to the Board of Directors. In addition, during the Specified Period, the Executive Chairman shall also serve as the chairman of the executive committee of the Board of Directors and of the operating committee comprised of members of executive management.

(c) During the Specified Period, any removal of, or failure to reelect (if such person is willing to serve), any of the individuals serving in the capacities set forth in subsection 2(a) above or any amendment or modification to or termination of any employment or similar agreement with either of Messrs. Joseph H. Towell and Scott M. Custer shall require the affirmative vote of at least 75 percent of the Entire Board of Directors. In the event that during the Specified Period any of the individuals set forth in subsection 2(a) above shall be unable (whether by reason of death, permanent disability, retirement or otherwise) or unwilling to continue in such office, the vacancy created thereby shall be filled only by the affirmative vote of at least 75 percent of the Entire Board of Directors.

Section 3. COMPOSITION OF THE BOARD OF DIRECTORS. From the Effective Time until 24 months after the Effective Time, the Board of Directors shall be comprised of 14 Directors, of which seven shall be Continuing Yadkin Directors (one of whom shall be the Executive Chairman of the Corporation and the remainder of whom shall consist of Directors who are not officers of the Corporation) and seven shall be Continuing Vantage Directors (one of whom shall be the Chief Executive Officer and President of the Corporation and the remainder of whom shall consist of Directors who are not officers of the Corporation). Vacancies resulting from the cessation of service by any Continuing Yadkin Director or Continuing Vantage Director shall be filled by, and each nomination for election to the Board of Continuing Yadkin Directors and Continuing Vantage Directors shall be, an individual whose appointment or election is endorsed by at least a majority of Continuing Yadkin Directors or Continuing Vantage Directors, respectively, then in office, subject to the approval by the Entire Board of Directors, which approval shall not be unreasonably withheld. From the Effective Time until 24 months after the Effective Time, the requirement in Section 2(b) of Article 3 of the Bylaws to not serve as a director past the annual meeting of shareholders following attainment of the age of seventy years shall not apply to this Section 3 of Article      of the Bylaws.

Section 4. LEAD DIRECTOR. From the Effective Time until 24 months after the Effective Time, J. Adam Abram shall serve as Lead Director. Thereafter, the Lead Director shall be a Director selected by a majority of the Entire Board of Directors. The Lead Director shall chair any meeting of the independent directors in executive session. The Lead Director shall have such duties and responsibilities as may be set forth in the Corporation’s Board policies from time to time.

Section 5. COMPOSITION OF COMMITTEES. From the Effective Time until 24 months after the Effective Time, unless otherwise determined by at least 75 percent of the Entire Board of Directors, the Board shall have only four committees: Executive, Audit, Nominating and Compensation, and Risk Management (the “Required Committees”). From the Effective Time until 24 months after the Effective Time, the Required Committees will be composed of 50 percent independent Continuing Yadkin Directors and 50 percent independent Continuing Vantage Directors. The Nominating and Compensation Committee will be chaired by a Continuing Yadkin Director and the Risk Management and Audit Committee will be chaired by a Continuing Vantage Director.

Section 6. AMENDMENTS. During the Specified Period, the provisions of this Article may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article may be adopted, or any such modification, amendment, repeal or inconsistent Bylaw provisions or other resolutions recommended for adoption by the shareholders of the Corporation, only by an affirmative vote of at least 75 percent of the Entire Board of Directors. In the event of any inconsistency between any other provision of these Bylaws and any provision of this Article, the provisions of this Article shall control.

EXHIBIT G

FORM OF OPERATING COMMITTEE CHARTER

YADKIN FINANCIAL CORPORATION

AND

SURVIVING BANK

OPERATING COMMITTEE CHARTER

Purpose

The Operating Committee shall be a management (rather than a board) committee comprised of the senior management of Yadkin Financial Corporation (the “Corporation”) and the Surviving Bank (the “Bank”) to aid management in the monitoring of performance and review of operations of the Corporation, the Bank, and any significant subsidiaries thereof. The Operating Committee shall serve as a means through which the Executive Chairman and Chief Executive Officer develop and implement operational initiatives of the Corporation and its subsidiaries and provide guidance to the other committee members regarding these initiatives. The Operating Committee shall meet on a regular basis to discuss strategic initiatives, foster greater knowledge-sharing among executive management, and accelerate organizational decision making and implementation of initiatives.

Committee Composition and Procedures

Members of the Operating Committee shall include the following officers of the Corporation and the Bank: the Executive Chairman, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Credit Officer, the Chief Banking Officer, the Chief Human Resources Officer. The Executive Chairman and the Chief Executive Officer shall have the authority to appoint, by mutual agreement, other officers to the Operating Committee from time to time, including officers of other subsidiaries of the Corporation.

The Operating Committee shall meet on a frequency basis to be determined by the Executive Chairman. Meetings shall alternate as feasible between the Corporation’s headquarters in Raleigh, North Carolina and Bank’s headquarters in Statesville, North Carolina. In the event of a holiday or other impediment to an otherwise scheduled meeting of the Operating Committee, the Committee shall meet at a date and time determined by the Executive Chairman. Meetings of the Operating Committee shall be open only to members of the Operating Committee and those invited to be present by the Executive Chairman. Members of the Operating Committee are expected to attend meetings in person but may participate via conference call with the permission of the Executive Chairman.

The Executive Chairman shall serve as the Chair of the Operating Committee. The Chief Executive Officer shall serve as the Vice Chair and shall preside in the Executive Chairman’s absence. The Chair shall preside over all meetings of the Operating Committee and shall be responsible for setting the agenda for Committee meetings. The agenda for each meeting of the Operating Committee shall include, among other items deemed appropriate by the Chair, a report from each officer in attendance regarding matters for which the officer is currently responsible.

This Operating Committee Charter may be amended or repealed by the mutual agreement of the Executive Chairman and the Chief Executive Officer.

Piedmont Disclosure Schedule, Vantage Disclosure Schedule, and Yadkin Disclosure Schedule

Disclosure Schedules are not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. VantageSouth Bancshares, Inc. will supplementally provide a copy of such schedules to the Commission upon request.